Exhibit 10.69
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
DATED AS OF
JUNE 4, 2006
BY AND BETWEEN
ANTEON CORPORATION
AND
ALION TECHNICAL SERVICES CORPORATION
AND
ALION SCIENCE AND TECHNOLOGY CORPORATION

EXHIBITS:

Exhibit A	Bill of Sale and Assignment and Assumption Agreement
Exhibit B	License Agreement
Exhibit C	Subcontract Agreement
Exhibit D	Retention Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Intellectual Property Assignment
DISCLOSURE SCHEDULES:

Schedule 1.1(a)	Government Furnished Equipment
Schedule 1.1(b)	Government Prime Contracts
Schedule 1.1(c)	Government Subcontracts
Schedule 1.1(d)	Other Contracts
Schedule 1.1(e)	SAFTAS Employees
Schedule 1.1(f)	Seller’s Knowledge
Schedule 2.2(a)(ii)	Tangible Personal Property
Schedule 2.2(a)(v)	Purchased IP
Schedule 2.2(a)(vi)	Permits
Schedule 2.2(b)(iii)	At-Risk Amounts
Schedule 2.2(b)(iv)	Award Fees
Schedule 2.2(b)(xiv)	Excluded Assets
Schedule 2.3(b)(vii)	Excluded Liabilities
Schedule 3.2(a)	Adjustment
Schedule 4.3	Noncontravention; Consents
Schedule 4.4	Absence of Certain Changes or Events
Schedule 4.5	Tax Matters
Schedule 4.6	Purchased Contracts
Schedule 4.7	Government Contracts
Schedule 4.8(a)	Title to Purchased Assets
Schedule 4.8(b)	Leased Tangible Personal Property
Schedule 4.9	Real Property
Schedule 4.11	Litigation
Schedule 4.12	Employees and Employee Benefits
Schedule 4.12(b)	Pension and Multiemployer Plans
Schedule 4.13	Environmental Matters
Schedule 4.14	Legal Compliance
Schedule 4.15	Affiliate Transactions
Schedule 4.16	Brokers’ Fees
Schedule 4.17	Intellectual Property
Schedule 4.19	Unaudited Financial Information
Schedule 6.1	Pre-Closing Transition Services
Schedule 7.13	Identified Programs
Schedule 8.2(a)	SAFTAS Employee Benefits
Schedule 8.2(d)	Incentive Compensation Payments
Schedule 9.1(h)	Consents

Schedule 9.1(i)	Retention Agreements
Schedule 9.1(L)	Form of Guaranty

v

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (as it may be amended in accordance with its terms, this “Agreement”) dated as of June 4, 2006 is made by and between Anteon Corporation, a Virginia corporation (the “Seller”), Alion Science and Technology Corporation, a Delaware corporation (the “Parent”) and Alion Technical Services Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Buyer”).
     WHEREAS, this Agreement contemplates a transaction in which the Buyer will acquire certain assets and assume certain liabilities of the Seller on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the Seller is selling the assets described in this Agreement as a condition to the Seller’s parent company being allowed by the United States Department of Justice to proceed with a pending merger with a wholly owned subsidiary of General Dynamics Corporation.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
     “Acquired Employees” has the meaning set forth in Section 8.1.
     “Adjustment” has the meaning set forth on Schedule 3.2(a).
     “Affiliates” has the meaning set forth in Rule l2b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
     “Agreement” has the meaning set forth in the Preamble.
     “Allocation Statement” has the meaning set forth in Section 3.3(a).
     “Ancillary Documents” means the Bill of Sale and Assignment and Assumption Agreement, the License Agreement, the Confidentiality Agreement, the Transition Services Agreement, the Subcontract Agreement, the Intellectual Property Assignment and each certificate and other document to be delivered by one Party to another Party pursuant to Article IX.
     “Antitrust Laws” has the meaning set forth in Section 6.2.
     “Apportioned Obligations” means any Tax relating to any Purchased Asset (including any additional Tax determined subsequent to the Closing Date), and all rents, utilities, and other periodic charges with respect to the Leased Real Property, that are due or become due without acceleration for any Straddle Period and any unapplied cash security deposits under any Real Property Lease.
     “Assigned Instruments” has the meaning set forth in Section 7.2(b).
     “Assumed Liabilities” has the meaning set forth in Section 2.3(a).
     “At-Risk Amounts” has the meaning set forth in Section 2.2(b).
     “Basket Amount” has the meaning set forth in Section 10.2(b).
     “Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement in substantially the form attached as Exhibit A.
     “Books and Records” means the books, records, ledgers, files, documents, correspondence (including e-mails), lists, specifications, drawings, advertising and promotional materials, studies, reports, customer and supplier lists, employment records and files and all other data and materials or portions thereof (in whatever form or medium) which exclusively relate to another Purchased Asset or an Assumed Liability or any revenues or expenses related thereto.
     “Buyer” has the meaning set forth in the Preamble.
     “Buyer Claims” has the meaning set forth in Section 10.2(a).
     “Buyer Employee Benefit Plans” has the meaning set forth in Section 8.2(a).
     “Buyer Indemnified Party” has the meaning set forth in Section 10.2(a).
     “Buyer Material Adverse Effect” has the meaning set forth in Section 5.1.
     “Ceiling Amount” has the meaning set forth in Section 10.2(b).
     “Claims” has the meaning set forth in Section 10.3(a).
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Date” has the meaning set forth in Section 3.1.
     “COBRA” has the meaning set forth in Section 8.2(b).
     “Code” means the Internal Revenue Code of 1986, as amended (together with all rules and regulations promulgated thereunder).
     “Confidentiality Agreement” means that certain confidentiality letter agreement dated May 4, 2006 between the Parent and the Seller.

     “Contracts” means contracts, agreements, licenses, leases, obligations, commitments, undertakings, sales, orders (including delivery orders, purchase orders and task orders), blanket purchase agreements and pending bids or proposals which bids or proposals if accepted would result in a binding contract (whether written or oral, express or implied).
     “Disclosure Schedules” means all of the disclosure schedules delivered to the Buyer pursuant to this Agreement.
     “DRE” has the meaning set forth in Section 6.3.
     “Effective Time” has the meaning set forth in Section 3.1.
     “Employee Benefit Plan” has the meaning set forth in Section 4.12(b).
     “Employee Pension Benefit Plan” has the meaning set forth in Section 4.12(b).
     “Employee Welfare Benefit Plan” has the meaning set forth in Section 4.12(b).
     “Employees” has the meaning set forth in Section 8.1.
     “Environmental Laws” means any Law with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, as amended: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) the Resource Conservation and Recovery Act of 1976, (c) the Hazardous Materials Transportation Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act, (g) the Safe Drinking Water Act, (h) the National Environmental Policy Act of 1969, (i) the Emergency Planning and Community Right-to-Know Act and (j) the Occupational Safety and Health Act of 1970.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended (together with all rules and regulations promulgated thereunder).
     “Excluded Assets” has the meaning set forth in Section 2.2(b).
     “Excluded Liabilities” has the meaning set forth in Section 2.3(b).
     “Excluded Names” means “Anteon” and any other similar term or derivative thereof.
     “Government Contracts” means Government Prime Contracts and Government Subcontracts.
     “Government Furnished Equipment” means the equipment, fixtures and tangible personal property loaned, bailed or otherwise furnished to or held by the Seller on behalf of a Governmental Entity exclusively in connection with a Government Contract, as set forth on Schedule 1.1(a).

     “Government Prime Contracts” means the Contracts between the Seller and the U.S. Government as set forth on Schedule 1.1(b).
     “Government Subcontracts” means Contracts between the Seller and (a) any prime contractor of the U.S. Government in connection with such prime contractor’s Contract with the U.S. Government, or (b) any third party subcontractor with respect to a Seller Government Prime Contract or any Contract described in clause (a) herein, in each case as set forth on Schedule 1.1(c).
     “Governmental Entity” means the United States, any state or other political subdivision thereof and any other domestic entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, court, tribunal or instrumentality of the United States, any state of the United States, or any political subdivision of any of the foregoing.
     “Governmental Order” means any judgment, order, award, decree, injunction or writ of any Governmental Entity issued against the Seller relating to the Purchased Assets or the Assumed Liabilities, and any award in any arbitration proceeding issued against the Seller relating to the Purchased Assets or the Assumed Liabilities.
     “Guaranty” means the Guaranty in the form set forth on Schedule 9.1(L).
     “Hazardous Materials” has the meaning set forth in Section 4.13(c).
     “Indemnified Party” has the meaning set forth in Section 10.4(a).
     “Indemnifying Party” has the meaning set forth in Section 10.4(a).
     “IRS” means the Internal Revenue Service.
     “Law” means any applicable federal, state or local law, statute, rule, regulation, ordinance, judgment, order, award, decree, injunction or writ of any Governmental Entity.
     “Leased Real Property” has the meaning set forth in Section 2.2(a)(vii).
     “License Agreement” means the License Agreement in substantially the form attached as Exhibit B.
     “Lien” means any lien, pledge, security interest, charge, claim or other encumbrance.
     “Losses” means any losses, damages, penalties, fines, costs and expenses (including reasonable and documented attorneys’ fees and disbursements).
     “Master Lease Assets” has the meaning set forth in Section 4.8(b).
     “Master Leases” means, collectively, the Master Lease agreement between Dell Financial Services L. P. and the Buyer, effective March 13, 2000; the Master Lease Agreement between CIT Technologies Corporation, d/b/a CIT Systems Leasing, and Anteon International

Corporation dated October 8, 2004; the Master Lease Agreement between ePlus Group, Inc. and the Buyer, effective May 10, 2005; the Master Lease Agreement between General Electric Capital Corporation and the Buyer dated November 20, 2001; the Master Agreement between Ikon Office Solutions, Inc. and the Buyer executed June 28, 2000; and the Master Lease Agreement between Somerset Capital Group, Ltd. and Anteon International Corporation effective February 10, 2003, as such agreements may be amended, modified or supplemented in accordance with their respective terms.
     “Master Lessors” means, collectively, Dell Financial Services L. P., CIT Technologies Corporation, ePlus Group, Inc., General Electric Capital Corporation, Ikon Office Solutions, Inc., and Somerset Capital Group, Ltd.
     “Material Adverse Effect” means a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Purchased Assets taken as a whole; provided, however, that “Material Adverse Effect” will not include any of the following: (a) changes or effects that generally affect the industry in which the Seller uses the Purchased Assets, (b) changes in securities markets or general economic, regulatory or political conditions in the United States not uniquely related to the Seller or the Purchased Assets (including terrorism or the escalation of any war whether declared or undeclared or other hostilities), (c) changes or effects arising out of, or attributable to, the announcement of the execution of this Agreement, the performance by the Parties of their respective actions and obligations contemplated by and/or required under this Agreement, the consummation of the transactions contemplated hereby or the identity of the Buyer, and (d) effects due to changes in any Laws or the application or interpretation thereof affecting the Purchased Assets.
     “Material Contracts” has the meaning set forth in Section 4.6(a).
     “Merger Agreement” means the Agreement and Plan of Merger dated December 13, 2005, by and among Anteon International Corporation, General Dynamics Corporation and Avenger Acquisition Corporation, as such agreement may be amended in accordance with its terms.
     “Non-Cash Security Deposit” means any security deposit made by Seller to a lessor in the form of a letter of credit or by any other non-cash method in accordance with the terms of any Real Property Lease.
     “Novation Agreement” has the meaning set forth in Section 7.3(a).
     “Parent” has the meaning set forth in the Preamble.
     “Parties” means the Seller, the Parent and the Buyer together, and “Party” means the Seller, on the one hand, and the Parent and the Buyer on the other hand, as the case may be.
     “Payoff Letter” means that certain letter relating to the release of Liens securing the obligations under the Amended and Restated Credit Agreement, dated as of December 19, 2003 (as amended and modified, from time to time), by and among Anteon International Corporation, Seller, Bank of America, N.A., as issuing bank and Administrative Agent, Citizens Bank of Pennsylvania, as swingline lender and collateral agent, and other lenders parties thereto.

     “Permits” has the meaning set forth in Section 2.2(a)(vi).
     “Permitted Encumbrances” means any (a) landlords’, carriers’, warehousemen’s, mechanics’, materialmens’ and similar Liens with respect to amounts not yet due and payable, (b) Liens for taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (c) Liens securing rental payments under capital or operating lease arrangements, (d) Liens encumbering any of the Leased Real Property which do not materially interfere with the use of the Leased Real Property by the Seller or the ordinary course of the business involving the Purchased Assets conducted thereon, (e) Liens created by the Buyer, (f) Liens encumbering any of the Purchased Assets which do not materially interfere with the present use of the Purchased Assets, and (g) Liens that will be released at or prior to Closing.
     “Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.
     “PTO Liability” shall mean the liabilities and obligations for accrued general leave and grandfathered sick leave or other leave accrued by Acquired Employees under leave policies of Seller.
     “Purchase Price” has the meaning set forth in Section 3.2.
     “Purchased Assets” has the meaning set forth in Section 2.2(a).
     “Purchased Contracts” means (a) the Government Contracts (b) the Real Property Leases, (c) the Contracts set forth on Schedule 1.1(d), and (d) such other Contracts between Seller and a third party that exclusively relate to Seller’s performance of a Government Contract.
     “Purchased IP” has the meaning set forth in Section 2.2(a)(v).
     “Qualifying Events” has the meaning set forth in Section 8.2(b).
     “Real Property Leases” has the meaning set forth in Section 4.9.
     “Release” has the meaning set forth in Section 4.13(c).
     “SAFTAS Employees” means any Employee set forth on Schedule 1.1(e).
     “Schedule” means a schedule to this Agreement that is contained in the Disclosure Schedules.
     “Seller” has the meaning set forth in the Preamble.
     “Seller Claims” has the meaning set forth in Section 10.3(a).
     “Seller Employee Benefit Plan” has the meaning set forth in Section 4.12(b).
     “Seller Indemnified Parties” has the meaning set forth in Section 10.3(a).

     “Seller’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1(f).
     “Specified Consent” has the meaning set forth in Section 7.2(b).
     “Straddle Period” means any Tax year, or with respect to other Apportioned Obligations, any other relevant period, beginning on or before the Closing Date and ending after the Closing Date.
     “Subcontract” has the meaning set forth in Section 7.3(c).
     “Supplement” has the meaning set forth in Section 6.5.
     “Tax” or “Taxes” means a tax or taxes of any kind or nature, or however denominated, including liability for federal, state or local sales, use, transfer, registration, business and occupation, value added, excise, severance, stamp, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect to the foregoing, including any transferee or secondary liability for a tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any tax return relating thereto; provided, however, that “Tax” or “Taxes” will not include any income, gross receipts, franchise, estimated, alternative minimum or add-on minimum taxes, except that for purposes of Section 7.6(f), “Tax” and “Taxes” shall include any gross receipts tax imposed by reason of the sale, assignment, transfer or delivery of the Purchased Assets.
     “Tax Authority” means any Governmental Entity having the power to regulate, impose or collect taxes, including the Internal Revenue Service and any state or local Department of Revenue.
     “Tax Returns” means, with respect to any Tax, any information return for such Tax, and any return, report, statement, declaration, claim for refund or document filed or required to be filed under Law for such Tax.
     “Third Party Claim” has the meaning set forth in Section 10.4(a).
     “U.S. Government” means the federal government of the United States and any agencies, instrumentalities and departments thereof.
     Section 1.2 Construction.
     (a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include masculine and feminine genders.

     (b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
     (c) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections and Exhibits to this Agreement.
     (d) As used in this Agreement, the terms “hereof,” “hereunder,” “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.
     (e) Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. Consequently, this Agreement will be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.
ARTICLE II
PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
     Section 2.1 Purchase of Assets and Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer will purchase from the Seller, and the Seller will sell, transfer, assign, convey and deliver to the Buyer, the Purchased Assets, and the Buyer will assume and agree to pay, discharge and perform when due the Assumed Liabilities.
     Section 2.2 Purchased and Excluded Assets.
     (a) The “Purchased Assets” are all of the right, title and interest that the Seller possesses and has the right to transfer in and to the assets and other rights described below (other than the Excluded Assets), as the same may exist on the Closing Date:
     (i) the Purchased Contracts;
     (ii) the equipment, furniture, fixtures, office supplies, computer equipment and other tangible personal property set forth on Schedule 2.2(a)(ii);
     (iii) [Reserved]
     (iv) subject to Section 7.3, any rights and interests of the Seller in Government Furnished Equipment;
     (v) all copyrights to, and confidential business information contained in, the Books and Records and all other intellectual property set forth on Schedule 2.2(a)(v) (collectively, the “Purchased IP”);
     (vi) to the extent legally assignable, the licenses, permits, franchises, approvals, registrations, facility security clearances, orders and similar rights (or any waiver of the foregoing) set forth on Schedule 2.2(a)(vi) (collectively, the “Permits”);

     (vii) the leasehold or subleasehold interests of the Seller, as lessee, in the real property identified on Schedule 4.9 (the “Leased Real Property”), the leasehold improvements thereon and any unapplied cash security deposits made by Seller in accordance with any Real Property Lease (subject to reimbursement pursuant to Section 7.5 hereof);
     (viii) the Books and Records, provided, however, that the Seller will be entitled to retain copies of any materials it deems reasonably necessary for its human resources, accounting, tax, legal or other business purposes;
     (ix) all advance payments and/or pre-payments received by the Seller (or an Affiliate of the Seller) applicable to services to be rendered by Buyer following the Closing pursuant to a Purchased Contract;
     (x) any and all claims and rights of any kind against third parties exclusively relating to the Purchased Assets and arising after the Closing Date; and
     (xi) any and all work product in progress and contract deliverables in progress exclusively related to the Purchased Contracts.
     (b) The Purchased Assets will not include any rights, interests, or assets other than those specifically described in Section 2.2(a) above. Without limiting the generality of the foregoing sentence and notwithstanding anything to the contrary contained in Section 2.2(a), the Seller or one of its Affiliates will retain all of their right, title and interest in and to, and will not sell, transfer, assign, convey or deliver to the Buyer, and the Purchased Assets will not include, the following (collectively, the “Excluded Assets”):
     (i) any cash or cash equivalents, including any marketable securities or certificates of deposit, or any collected funds or items in the process of collection at the Seller’s financial institutions through and including the Closing Date;
     (ii) any accounts (whether billed or unbilled) or notes receivable and other such claims for money due to the Seller for all periods through and including the Closing Date (including unpaid interest or other fees relating thereto), arising from the rendering of services or the performance on or prior to the Closing Date by the Seller or any subcontractor thereto pursuant to the Purchased Contracts;
     (iii) any unbilled amounts or other claims for money due to the Seller for all periods through and including the Closing Date arising from the rendering of services or the performance prior to the Closing Date by the Seller or any subcontractor thereto pursuant to a Purchased Contract for which billing did not occur prior to the Closing Date, either because the underlying Purchased Contract had not yet been awarded or the requisite funding had not yet been contractually obligated by the counterparty, including with respect to the Contracts set forth in Schedule 2.2(b)(iii) (collectively, the “At-Risk Amounts”);
     (iv) for award fees arising from any Government Contract set forth on Schedule 2.2(b)(iv), an amount equal to the product of (A) the total award fee for such

Government Contract, and (B) a fraction, the numerator of which is the number of calendar days in the portion of the award fee period ending prior to or on the Closing Date, and the denominator of which is the number of calendar days in the entire award fee period;
     (v) any rights of the Seller or any of its Affiliates with respect to any Tax refund relating to periods ending on or prior to the Closing Date, including any ratable portion of a Tax period that includes the Closing Date (as pro-rated in the manner provided by Section 7.5), any Tax Returns and records, and any rights under any Tax allocation or sharing agreement;
     (vi) the corporate charter, qualification to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates, books and records relating to federal, state or local income, gross receipts, franchise, estimated alternative minimum or add-on taxes, and any other documents relating to the formation, organization, maintenance or existence of the Seller or its Affiliates;
     (vii) any property, casualty, workers’ compensation, medical, health, dental, vision, or other insurance policy or related insurance services contract held by the Seller or any of its Affiliates, and any rights of the Seller or any of its Affiliates under any such insurance policy or contract;
     (viii) any Seller Employee Benefit Plans and corresponding assets or any rights of the Seller or any of its Affiliates in the Seller Employee Benefit Plans provided by Seller to Employees;
     (ix) any rights of the Seller or the Seller Indemnified Parties under this Agreement, any Ancillary Document to which the Seller is a party or any other agreement between the Seller and the Buyer;
     (x) any rights in, relating to, or for use or exploitation of, any trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin, including any of the foregoing that is based on, relates to or is likely to be confused with, the Excluded Names;
     (xi) any patents, patent applications, inventions, trademarks, domain names, trade secrets, know-how, ideas, research and development, formulas, compositions, technical and engineering information and data, drawings, designs, specifications and computer software (other than as set forth on Schedule 2.2(a)(v));
     (xii) any Non-Cash Security Deposit;
     (xiii) any claims and rights against third parties relating to (A) the Purchased Assets and arising during the period through and including the Closing Date and (B) the Excluded Assets or Excluded Liabilities; and

     (xiv) any other assets, rights and properties set forth on Schedule 2.2(b)(xiv) or otherwise owned, used or held for use by the Seller or any of its Affiliates.
     Section 2.3 Assumed and Excluded Liabilities.
     (a) The “Assumed Liabilities” are
     (1) all liabilities and obligations (other than to the extent such liabilities or obligations are Excluded Liabilities) arising out of the use, performance, ownership or operation of the Purchased Assets after Closing including:
     (i) all liabilities or obligations to pay a third party for any costs, expenses or other payables incurred after Closing in connection with a Purchased Contract;
     (ii) all liabilities and obligations with respect to the employment by the Buyer of the Acquired Employees after the Closing Date (including the employment, compensation and termination of employment thereof) and any related employee benefits or employee benefit plans or programs related to such employment, after the Closing;
     (iii) all liabilities and obligations after the Closing that arise in connection with the use, ownership or operation by the Buyer of the Purchased Assets after the Closing; and
     (iv) all liabilities and obligations for maintaining any security deposits, including any substitute Non-Cash Security Deposits in accordance with Section 9.2(f) hereof, letters of credit, guarantees or other deposits or payments pursuant to the Real Property Leases.
     (2) Liabilities and obligations for the PTO Liability as of the Closing Date up to a maximum of two hundred hours per Acquired Employee; provided that the aggregate value of such liabilities and obligations shall not exceed the amount of the Adjustment.
     For the sake of clarity, the Parties acknowledge and agree that the Assumed Liabilities shall not include any obligation, liability or claim resulting from any act or omission by the Seller (or any affiliate of the Seller) with respect to the use, performance, ownership or operation of the Purchased Assets occurring prior to the Closing Date.
     (b) The Buyer will not assume or become responsible for, and will not be deemed to have assumed or to have become responsible for, the following liabilities and obligations (collectively the “Excluded Liabilities”):
     (i) any liability or obligation to pay a third party any costs, expenses or other payables incurred prior to the Closing Date or that result from any act or omission of the Seller (or any Affiliate of the Seller) prior to the Closing Date in connection with a Purchased Contract and for which Seller entered such costs, expenses, or payables into Seller’s accounting system, or billed the counterparty;
     (ii) any liability or obligation arising out of or related to any Excluded Asset;

     (iii) any liability or obligation of the Seller with respect to Taxes arising in connection with the Purchased Assets, or any of the Ancillary Documents to which the Seller is a party, for any taxable period or ratable portion thereof ending on or prior to the Closing Date, including any liability under any Tax allocation or sharing agreements;
     (iv) any liability or obligation of the Seller under this Agreement, any Ancillary Document to which the Seller is a party or any other agreement between the Seller and the Buyer;
     (v) any indebtedness for borrowed money of the Seller;
     (vi) any intercompany balances of the Seller; and
     (vii) those liabilities or obligations set forth on Schedule 2.3(b)(vii).
ARTICLE III
PURCHASE PRICE AND CLOSING
     Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will occur as promptly as practicable, but in no event more than three business days, following the satisfaction and/or waiver of all conditions to Closing set forth in Article IX, unless another date is agreed upon in writing by the Parties, at 10:00 am (eastern standard time) at the offices of Jenner & Block, LLP, 601 Thirteenth St., N.W., Suite 1200 South, Washington, D.C., 20005-3823, or at such other place on such other date as the Parties may agree. The date on which the Closing actually occurs will be referred to as the “Closing Date,” and the Closing will be deemed effective as of 5 p.m. (eastern standard time) (the “Effective Time”) on such date.
     Section 3.2 Purchase Price.
     (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer and the Parent will pay and deliver to the Seller Two Hundred Twenty-Five Million Dollars ($225,000,000) (the “Purchase Price”) less the Adjustment, in cash by wire transfer of immediately available funds to an account or accounts designated by the Seller.
     Section 3.3 Allocation of Purchase Price.
     (a) The Buyer and the Seller will allocate the Purchase Price as set forth on an allocation statement to be agreed upon as soon as reasonably practicable after the date hereof (the “Allocation Statement”). The Buyer and the Seller will file all tax returns consistent therewith and each Party agrees not to take any positions, for tax or other purposes, inconsistent with such Allocation Statement.
     (b) The Buyer and the Seller will promptly inform one another of any challenge by any Tax Authority to any allocation made pursuant to this Section 3.3 and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     The Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date that except as set forth in the Disclosure Schedules:
     Section 4.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of the Purchased Assets requires such qualification or license, except where the failure to be so qualified or be so licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller has all requisite corporate power and authority to own, lease or use, as the case may be, the Purchased Assets.
     Section 4.2 Authorization of Transaction. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of such Ancillary Documents when executed and delivered by the Seller will constitute, a valid and legally binding obligation of the Seller (assuming that this Agreement and such Ancillary Documents constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.
     Section 4.3 Noncontravention; Consents.
     (a) Except as set forth on Schedule 4.3, the execution and delivery by the Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, do not: (i) violate any Law to which the Purchased Assets are subject, (ii) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of the Seller, (iii) create a breach, default, termination, cancellation or acceleration of any obligation of the Seller pursuant to any Purchased Contracts; or (iv) result in the creation or imposition of any Lien, other than a Permitted Encumbrance, upon the Purchased Assets, except for any of the foregoing in the case of clauses (i), (iii) and (iv), that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) Except as set forth on Schedule 4.3 and except for (i) filings under any Antitrust Laws and the expiration of any applicable waiting periods thereunder and (ii) the novation of Government Prime Contracts, no permits, consents, approvals, authorizations, qualifications or orders from, Governmental Entities or third parties are required for the consummation by the Seller of the transactions contemplated hereby or by the Ancillary Documents to which the Seller is a party, other than such of the foregoing that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or have a material adverse effect upon the Seller’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Seller is a party.
     Section 4.4 Absence of Certain Changes or Events. Except as set forth on Schedule 4.4, between January 1, 2006 and the date hereof, (a) there has not been any change in the condition of the Purchased Assets or the Seller’s rights or obligations thereunder, other than any such changes in the ordinary course of business or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) the Seller has used the Purchased Assets in the ordinary course of business, consistent with past practice, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.5 Tax Matters.
     (a) Except as set forth on Schedule 4.5, the Seller (or an Affiliate of the Seller) has filed all Tax Returns that it was required to file with respect to the Purchased Assets within the three-year period prior to the date of this Agreement and has paid all material Taxes shown thereon as owing.
     (b) There are no Liens for taxes upon the Purchased Assets, except for Permitted Encumbrances.
     (c) The transactions contemplated by this Agreement are not subject to Tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of Law.
     (d) Seller is a United States Person within the meaning of the Code.
     Section 4.6 Contracts.
     (a) Except as prohibited by Law, by the terms of any Purchased Contract or under any confidentiality agreement, the Seller has made available to the Buyer a correct and complete copy or summary of (i) each Government Contract, (ii) the Real Property Leases and (iii) each other Purchased Contract (A) the performance of which is expected to involve payment or receipt of consideration in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the 12-month period immediately following the Closing Date, (B) pursuant to which the Seller is committed to make a capital expenditure or to purchase a capital asset in excess of Two Hundred Fifty Thousand Dollars ($250,000), (C) which is material to the Purchased Assets or Assumed Liabilities taken as a whole and to which an Affiliate of the Seller is a party, (D) which contains a non-compete provision or similar covenant restricting the Seller from competing with another Person, or (E) for the employment of any individual on a full-time, consulting, or other basis providing annual compensation or severance benefits in excess of One Hundred Thousand Dollars ($100,000), (collectively, the “Material Contracts”).
     (b) Except as set forth on Schedule 4.6, (i) each Material Contract is a valid, binding and enforceable obligation of the Seller and, to the Seller’s Knowledge, of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing, and (ii) each Material Contract is in full force and effect.
     (c) Except as set forth on Schedule 4.6, (i) neither the Seller nor, to the Seller’s Knowledge, any other party thereto is in breach of or default under any term of any Material Contract or has repudiated any term of any Material Contract, except for such breaches, defaults or repudiations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) to the Seller’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach or default, in any material respect, or permit termination or acceleration, under such Material Contract.
     (d) Except as set forth on Schedule 4.6, the Seller has not received any written notice of termination, cancellation or non-renewal that is currently in effect with respect to any Material Contract, and to the Seller’s Knowledge, no other party to a Material Contract plans to terminate, cancel or not renew any such Material Contract.
     Section 4.7 Government Contracts.
     (a) Except as set forth on Schedule 4.7, with respect to each Government Contract:
     (i) the Seller has complied with all terms and conditions of such Government Contract (including Laws or agreements pertaining thereto), except for such failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (ii) the Seller has not received any written notice from the U.S. Government nor any prime contractor, subcontractor or other Person that the Seller has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract, except for such breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (iii) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract, and to Seller’s Knowledge there are no events or omissions that would reasonably be expected to result in a termination for convenience, termination for default, cure notice or show cause notice pertaining to such Government Contract;
     (iv) no cost of the Seller incurred prior to the Closing Date has been or will be disallowed; and
     (v) to the Seller’s Knowledge, neither the Seller nor any Employee is under civil, administrative or criminal investigation or indictment or has information with respect to any alleged fraudulent or criminal activity involving a Government Contract.

     (b) Except as set forth on Schedule 4.7, there are (i) no outstanding claims against the Seller, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and (ii) no disputes between the Seller and the U.S. Government under the Contract Disputes Act or any other federal statute or between the Seller and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract, except for claims or disputes which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (c) During the three-year period prior to the date of this Agreement, the Seller, acting in connection with the Purchased Assets, has not been debarred or suspended from participation in the award of contracts with the U.S. Government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).
     Section 4.8 Title to Purchased Assets; Condition of Leased Property.
     (a) Except as set forth on Schedule 4.8(a), the Seller has good title to, in each case, all of the material tangible personal property included in the Purchased Assets, or has the legal right pursuant to leases, licenses, contracts or other agreement to possess and use such property as required in the current operation of the Purchased Assets free and clear of all Liens, except for Permitted Encumbrances.
     (b) The equipment, furniture, fixtures, computer equipment and other tangible personal property set forth on Schedule 4.8(b) subject to the Master Leases (“Master Lease Assets”) has been maintained in substantial compliance with the maintenance requirements of the applicable Master Lease relating to such Master Lease Assets.
     Section 4.9 Real Property.
     (a) The Seller does not own any real property used in connection with the Purchased Assets.
     (b) Schedule 4.9 describes each lease pursuant to which the Seller leases the Leased Real Property (collectively, the “Real Property Leases”). Except as set forth on Schedule 4.9, (i) each Real Property Lease constitutes the entire agreement to which the Seller is a party with respect to the Leased Real Property leased thereunder, (ii) the Seller has not assigned, sublet, transferred or conveyed any of its interest in the leaseholds to which the Real Property Leases relate, and (iii) the Seller is not in receipt of any notice of default with respect to such Real Property Lease.
     (c) To the Seller’s Knowledge, no parcel of Leased Real Property is subject to any pending or threatened condemnation proceeding, lawsuit or administrative action.
     Section 4.10 Permits. The Seller has obtained or applied for, and is in compliance in all material respects with, all Permits that are required by any Governmental Entity to use the Purchased Assets as presently used.

     Section 4.11 Litigation. Except as set forth on Schedule 4.11, as of the date of this Agreement (a) the Seller is not subject to any material unsatisfied Governmental Order, and (b) there are no material legal, administrative, arbitration or other formal proceedings pending or, to the Seller’s Knowledge, threatened (i) against the Seller relating to the Purchased Assets or (ii) that question the validity of this Agreement or any of the Ancillary Documents to which the Seller is a party, or any action taken or to be taken by the Seller in connection with this Agreement or any of such Ancillary Documents.
     Section 4.12 Employees and Employee Benefits.
     (a) (i) There are no strikes, work stoppages, claims of unfair labor practices or material disputes pending, or to the Seller’s Knowledge, threatened, that involve any Employees, (ii) the Employees are not currently represented by any labor union, (iii) to the Seller’s Knowledge, no union organization campaign is in progress with respect to the Employees, and no question concerning representation exists respecting such Employees, (iv) the Seller is not a party to any collective bargaining agreements covering any Employees, and (v) to the Seller’s Knowledge, no executive, key employee or group of Employees has any current plans to terminate his or her employment. Schedule 4.12 lists and identifies all independent contractors who perform work under contract with the Seller in connection with the Purchased Assets. Schedule 4.12 also lists the position, salary, bonus, accrued general leave and grandfathered sick leave for all individuals employed by the Seller in connection with the Purchased Assets as of the date of this Agreement.
     (b) For purposes of this Agreement, the term “Employee Benefit Plan” means an employee pension benefit plan within the meaning of Section 3(2) of ERISA (an “Employee Pension Benefit Plan”) or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA (an “Employee Welfare Benefit Plan”), where no distinction is required by the context in which the term is used. Schedule 4.12 lists each Employee Benefit Plan, fringe benefit plan and other incentive compensation or bonus programs that the Seller or any of its Affiliates maintains with respect to the Employees or to which the Seller or any of its Affiliates contributes with respect to the Employees (each a “Seller Employee Benefit Plan”). To the Seller’s Knowledge, each Seller Employee Benefit Plan has been administered in all material respects in accordance with all Laws. Each Employee Benefit Plan that is intended to be qualified under Code Section 401(a), in which Acquired Employees (as defined in Section 8.1) participate, is so qualified and has a current determination or opinion letter from the Internal Revenue Service to that effect, which has been furnished to the Buyer. Other than as set forth on Schedule 4.12(b), neither the Seller, nor any member of the controlled group of Seller as defined in Code Section 414(b) or (c), maintains, or has any liability under, a pension plan subject to Code Section 412 or Section 302 or Title IV of ERISA or a multiemployer plan as defined under ERISA Section 4001(a)(3).
     Section 4.13 Environmental Matters.
     (a) Except as set forth on Schedule 4.13, the Seller is in compliance in all material respects with all Environmental Laws in connection with the use of the Purchased Assets.

     (b) Except as set forth on Schedule 4.13, no written notices of any material violation under any Environmental Law relating to the use of the Purchased Assets have been received by the Seller during the three-year period prior to the date of this Agreement.
     (c) There are no Liens (other than Permitted Encumbrances) on the Purchased Assets based upon any Environmental Law or for costs incurred in response to any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment (each a “Release”) of any element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any Environmental Law, or the Release of which is prohibited under any Environmental Law (“Hazardous Materials”).
     Section 4.14 Legal Compliance. Except as set forth on Schedule 4.14, the Seller’s use of the Purchased Assets is in compliance in all material respects with all Laws.
     Section 4.15 Affiliate Transactions. Except as set forth on Schedule 4.15, no Affiliate of the Seller is a party to any Purchased Contract requiring payments to or from any such Person.
     Section 4.16 Brokers’ Fees. Except as set forth on Schedule 4.16, neither the Seller, nor any of its Affiliates, has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     Section 4.17 Intellectual Property.
     (a) Except as set forth on Schedule 4.17, (i) the Seller owns all of the Purchased IP and Licensed IP (as defined in the License Agreement) and otherwise has the necessary rights to grant the license contemplated by the License Agreement, (ii) to the Seller’s Knowledge, neither the Purchased IP nor the Licensed IP infringes upon or otherwise misappropriates any intellectual property rights of third parties, and the Seller has not received any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation, (iii) to the Seller’s Knowledge, no third party is currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Purchased IP, (iv) the Seller will make a reasonable effort to promptly notify the Buyer in writing in the event any of the Licensed IP becomes the subject of a pending or threatened claim of infringement or misappropriation by a third party and (v) to the extent that any software contained in the Licensed IP uses open source code, the use by the Seller of such open source code, as such use relates to the Purchased Assets, complies with the terms of any applicable public license regime.
     (b) To Seller’s Knowledge, the Purchased IP together with the Licensed IP and together with the intellectual property licensed to the Seller under the Purchased Contracts includes all of the intellectual property that is owned or licensed by the Seller and that was used by the Seller as of immediately prior to the Closing for the performance of any Government Contracts.
     Section 4.18 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN

RESPECT OF ANY OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR OTHERWISE, OR WITH RESPECT TO ANY INFORMATION PROVIDED TO THE BUYER, INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE OR NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED. EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLER IS SELLING, ASSIGNING AND TRANSFERRING THE PURCHASED ASSETS TO THE BUYER ON AN “AS-IS, WHERE-IS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING THE CONTINUATION OF PURCHASED CONTRACTS, THE PROSPECTS FOR FUTURE AWARDS, THE EXERCISE OF OPTIONS, NOR THE FUNDING FOR ANY PURCHASED CONTRACTS, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.
     Section 4.19 Unaudited Financial Information. The historical financial information set forth on Schedule 4.19 with respect to the Contracts listed thereon was prepared in good faith from the Seller’s accounting records on a basis consistent with its past practices and is complete and correct in all material respects.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
AND BUYER
     The Parent and the Buyer jointly and severally represent and warrant as of the date hereof and as of the Closing Date to the Seller as follows:
     Section 5.1 Organization. Each of the Parent and Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each of the Parent and the Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not, individually or in the aggregate, reasonably be expected to adversely affect either the Parent’s or the Buyer’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Parent or the Buyer is a party (a “Buyer Material Adverse Effect”). The Parent and Buyer have all requisite corporate power and authority to carry on their respective businesses as currently conducted.
     Section 5.2 Authorization of Transaction. Each of the Parent and the Buyer have all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, and to perform their respective obligations hereunder and thereunder. This Agreement constitutes, and each of such Ancillary Documents when executed and delivered by the Parent and Buyer will constitute, a valid and legally binding obligation of the Parent and Buyer, as applicable, (assuming that this Agreement and such Ancillary Documents constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.
     Section 5.3 Noncontravention; Consents.
     (a) The execution and delivery by the Parent and the Buyer of this Agreement and the Ancillary Documents to which either of them is a party, and the consummation by the Parent and the Buyer of the transactions contemplated hereby and thereby, do not: (i) violate any Law to which either the Parent or the Buyer or their respective assets are subject, (ii) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of the Parent or the Buyer, or (iii) create a breach, default, termination, cancellation or acceleration of any obligation under any contract, agreement or binding commitment to which either the Parent or the Buyer is a party or by which either the Parent or the Buyer or any of their respective assets or properties are bound or subject, except for any of the foregoing in the case of clauses (i) and (iii), that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
     (b) Except for (i) filings under any Antitrust Laws and the expiration of any applicable waiting periods thereunder and (ii) the novation of Government Prime Contracts, no notices to, or permits, consents, approvals, authorizations, qualifications or orders from, Governmental Entities or third parties are required for the consummation by the Parent or the Buyer of the transactions contemplated hereby or by the Ancillary Documents to which the Parent or the Buyer is a party, other than such of the foregoing that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
     Section 5.4 Litigation. There are no legal, administrative, arbitration or other formal proceedings pending or, to the Parent or the Buyer’s knowledge, threatened, that question the validity of this Agreement or any of the Ancillary Documents to which the Parent or the Buyer is a party, or any action taken or to be taken by the Buyer in connection with this Agreement or any of such Ancillary Documents, other than such of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
     Section 5.5 Availability of Funds. The Parent and Buyer have funds available that are sufficient to pay to the Seller the Purchase Price and to perform all of the Parent’s and the Buyer’s obligations pursuant to, and to consummate the transactions contemplated by, this Agreement and each of the Ancillary Documents to which the Parent or the Buyer is a party.
     Section 5.6 Brokers’ Fees. Neither the Parent, the Buyer, nor any of their Affiliates, has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     Section 5.7 LIMITATION ON THE SELLER’S WARRANTIES. THE PARENT AND THE BUYER HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT, (1) THE SELLER MAKES NO, AND THE PARENT AND THE BUYER ARE NOT RELYING UPON ANY, REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN

RESPECT OF ANY OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR OTHERWISE, OR WITH RESPECT TO ANY INFORMATION PROVIDED TO THE BUYER, INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE OR NON-INFRINGEMENT, AND (2) THE BUYER IS PURCHASING THE PURCHASED ASSETS ON AN “AS-IS, WHERE-IS” BASIS.
ARTICLE VI
PRE-CLOSING COVENANTS
     The Buyer and the Seller agree to the following with respect to the period prior to the Closing:
     Section 6.1 General. Each of the Parties will use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done, as soon as possible, all things necessary, proper or advisable (subject to any Laws) to consummate the Closing and the other transactions contemplated by this Agreement, including (i) the Seller providing reasonable assistance to the Parent to prepare for the transition of the Purchased Assets and Assumed Liabilities from the Seller to the Parent at the Closing with the goal of minimizing the scope and duration of the Transition Services to be provided pursuant to the Transition Services Agreement (in the form attached hereto as Exhibit E), including by reasonably assisting the Buyer with the matters set forth on Schedule 6.1, and (ii) the negotiation, execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party. Neither of the Parties will, without prior written consent of the other Party, take or fail to take, or permit their respective Affiliates to take or fail to take, any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the consummation, as soon as possible, of the transactions contemplated by this Agreement or the Ancillary Documents.
     Section 6.2 Notices and Consents. Prior to the Closing Date, the Seller will use commercially reasonable efforts to give all notices required to be given and to obtain all material consents, approvals or authorizations of any third parties (including any Governmental Entity) that are required in connection with the transactions contemplated by this Agreement. Within 10 business days following the execution and delivery of this Agreement, the Seller and the Buyer will file all notifications and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other competition Laws (the “Antitrust Laws”), will use commercially reasonable efforts to obtain early termination of the applicable waiting period and will take further actions and make all further filings pursuant thereto. In connection with the foregoing, each Party will (a) promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Entity concerning the transactions contemplated by this Agreement and, subject to Law, provide the other Party with a copy of any such written communication in connection with any of the foregoing and (b) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

Nothing contained in this Agreement will require either Party to pay any consideration (except filing and application fees) to any other Person from whom any such consents, approvals or authorizations are requested.
     (b) The Parent will use commercially reasonable efforts to enter into a lease agreement between the Buyer and each of the Master Lessors to provide the Buyer leasehold interests in the Master Lease Assets as of the Closing Date.
     Section 6.3 Carry on in Regular Course. Except with the written consent of the Buyer (which consent will not be unreasonably withheld or delayed), the Seller will:
     (i) maintain and operate the tangible Purchased Assets in good operating condition and repair, ordinary wear and tear excepted;
     (ii) use the Purchased Assets in the usual and ordinary course, substantially in the same manner as heretofore conducted;
     (iii) use commercially reasonable efforts to preserve and maintain the goodwill associated with the Purchased Assets and relationships with the Employees, customers, suppliers, distributors and others with whom the Seller has a business relationship related to the Purchased Assets. Notwithstanding anything to the contrary in this Agreement, the consent of the Buyer will not be required for the Seller to transfer the Purchased Assets and the Assumed Liabilities to a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3 which is wholly owned (directly or indirectly) by the Seller (a “DRE”) prior to the Closing Date;
     (iv) not hire any employees with respect to the Purchased Assets other than in the ordinary course, consistent with past practice;
     (v) not increase the salary, severance, bonus, fringe benefits or other compensation payable to the Employees, including under Employee Benefit Plans, other than in the ordinary course of business, consistent with past practice;
     (vi) not permit the Purchased Assets to become encumbered other than by Permitted Encumbrances; and
     (vii) other than in the ordinary course of business, in a manner consistent with past practices generally, not waive any benefits of, or agree to modify in any respect any Government Contract or Material Contract in a manner which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 6.4 Access to Purchased Assets and Assumed Liabilities. Except as may be prohibited by Law, by the terms of any Contract or under any confidentiality agreement, the Seller will (a) upon reasonable notice, permit representatives of the Buyer to have reasonable access during normal business hours and under reasonable circumstances to all personnel, premises, properties, assets, books, records, Contracts and documents (i) constituting the Purchased Assets and Assumed Liabilities and (ii) as the Buyer may reasonably request in connection with the Buyer’s preparation and audit of financial statements with respect to the

Purchased Assets that are required pursuant to Regulation S-X, as promulgated under the Securities Act of 1933, as amended, in connection with the purchase by the Buyer of the Purchased Assets, and (b) furnish the Buyer with financial and other information in the Seller’s possession relating to the Purchased Assets and Assumed Liabilities as the Buyer may from time to time reasonably request.
     Section 6.5 Notice of Developments. Except as may be prohibited by Law, by the terms of any Contract or under any confidentiality agreement, the Seller will give prompt written notice to the Buyer of any material development affecting the Purchased Assets and Assumed Liabilities. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any of the Ancillary Documents to which it is a party. During the period between the date of this Agreement and the Closing, the Seller will give prompt written notice to the Buyer if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of the Seller’s representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty as of the Closing Date. Should any such fact or condition require any change in the Disclosure Schedules if the Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Seller may deliver to the Buyer a proposed supplement to the Disclosure Schedules (the “Supplement”) specifying such change. The rights and obligations of the Buyer and the Seller with respect to any Supplement will be as follows:
     (a) if the Seller and the Buyer jointly agree that the matters disclosed to the Buyer in the Supplement, individually or in the aggregate with all matters disclosed in prior Supplements, would not result in the failure of the condition set forth in Section 9.1(a) to be satisfied, the Buyer and Parent will be bound by the contents of such Supplement as though the matters disclosed therein had been included in the Disclosure Schedules as originally delivered by the Seller;
     (b) if the matters disclosed in the Supplement, individually or in the aggregate with all matters disclosed in prior Supplements, would result in the failure of the condition set forth in Section 9.1(a) to be satisfied, the Buyer will have five (5) Business days following its receipt of such Supplement to (i) accept and be bound by the matters set forth in such Supplement, as though the matters disclosed therein had been included in the Disclosure Schedules as originally delivered by the Sellers, or (ii) at the Buyer’s option, terminate this Agreement by written notice to the Seller given during such five (5) Business day period, provided that if Buyer does not so terminate this Agreement during such five (5) Business day period, Buyer and Parent will be deemed to have accepted and shall be bound by the matters set forth in such Supplement as set forth in (i) herein; and
     (c) for purposes of determining whether the Seller has breached its representations and warranties, matters set forth in any Supplement will have the same status as other matters set forth in the Disclosure Schedules, and if the Buyer and Parent consummate the transactions contemplated hereby after receiving such Supplement neither the Buyer, nor Parent nor any other

Buyer Indemnified Parties will be entitled to indemnification for any misrepresentation or breach of warranty that was the subject of such Supplement.
     Nothing in this Agreement, including this Section 6.5, will imply that the Seller is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.
     Section 6.6 Employee Names. Promptly following the date hereof, the Seller will provide to the Buyer the names of the Employees as of the date hereof. At least three (3) days prior to the Closing Date, the Seller will provide to the Buyer the names of any additional Employees and the names of persons who have ceased to be Employees subsequent to the date hereof and such other information as the Buyer may reasonably request to facilitate the performance of its obligations pursuant to Sections 8.1 and 8.2.
ARTICLE VII
POST-CLOSING COVENANTS
     The Buyer and the Seller agree to the following with respect to the period following the Closing:
     Section 7.1 General. In case at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless otherwise specified herein) including for the purposes described in Section 6.4(a)(ii).
     Section 7.2 Post-Closing Consents; Assignability. Other than with respect to Government Contracts which shall be governed solely by Section 7.3:
     (a) The Seller and the Buyer each will use commercially reasonable efforts after the Closing Date to obtain all consents, approvals or authorizations of any third parties that are not required to be obtained or were waived by the Buyer prior to the Closing Date and that are required in connection with the transactions contemplated by this Agreement, provided that neither the Seller nor the Buyer will be required to make any expenditures or incur any liability in connection with such activities.
     (b) Subject to the remaining provisions of this Section 7.2, and notwithstanding anything to the contrary contained in Article II, to the extent that any Purchased Contract or Permit (collectively, the “Assigned Instruments”) is not capable of being transferred by the Seller to the Buyer pursuant to this Agreement without the consent of a third party, and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the Assigned Instrument or any Law (each a “Specified Consent”), nothing in this Agreement will constitute a transfer or an attempted transfer thereof.
     (c) In the event that any such Specified Consent is not obtained on or prior to the Closing Date, or if any attempted assignment would be ineffective, the Seller will use commercially reasonable efforts, and the Buyer will cooperate in all reasonable respects with the

Seller, (i) to obtain all consents, novations and waivers and to resolve all impracticalities of assignment, novation or transfer necessary to convey the applicable Assigned Instruments to the Buyer at the earliest practicable date, (ii) to the extent otherwise permissible, to provide to the Buyer the benefits of the applicable Assigned Instrument, at the Buyer’s expense, (iii) to the extent otherwise permissible, to cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Buyer, and (iv) to the extent otherwise permissible, to enforce at the request and expense of the Buyer and for the account of the Buyer, any rights of the Seller arising from any such Assigned Instrument.
     (d) To the extent that the Buyer is provided the benefits of any Assigned Instrument referred to in Section 7.2(c), the Buyer will perform or discharge the obligations arising under such Assigned Instrument for the benefit of the Seller and the other party or parties thereto, except for any obligation under such Assigned Instrument that constitutes an Excluded Liability.
     (e) Once a Specified Consent is obtained, (i) the applicable Assigned Instrument will be deemed to have been automatically transferred to the Buyer on the terms set forth in this Agreement, (ii) the obligations arising out of the use, performance, ownership or operation of the applicable Assigned Instrument after the Closing will be deemed to be Assumed Liabilities, and (iii) the rights pursuant to the applicable Assigned Instrument will be deemed to be a Purchased Asset.
     Section 7.3 Novation of Government Prime Contracts and Assignment of Government Subcontracts. Notwithstanding Section 7.2 above:
     (a) Following the Closing, the Parent will, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12, promptly submit in writing to each responsible contracting officer a request of the U.S. Government or Governmental Entity, as the case may be, to (i) recognize the Parent as the successor in interest to all of the Government Prime Contracts (ii) if required, enter into a novation agreement (a “Novation Agreement”) in substantially the form contemplated by such regulations and (iii) seek the consents referenced in the Subcontract (as defined below). The Parent, the Buyer and the Seller will each use commercially reasonable efforts to promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing a Novation Agreement with regard to the Government Prime Contracts, including responding to requests for information by the U.S. Government with regard to such Novation Agreement. The Parent, the Seller and the Buyer will each use commercially reasonable efforts to provide all reasonable information and take all other actions reasonably necessary to execute and consummate such Novation Agreement.
     (b) In the event that the U.S. Government declines to enter into a Novation Agreement in accordance with, and to the extent required by, Federal Acquisition Regulation, Part 42, Subpart 42.12 recognizing the transfer of the Government Prime Contracts to the Parent, or until such time as the U.S. Government recognizes such transfer by entering into a Novation Agreement, nothing in this Agreement will constitute a transfer, assignment, attempted transfer or an attempted assignment thereof.

     (c) Effective upon the Closing and until such time as the U.S. Government recognizes the transfer of the rights and obligations under a Government Prime Contract to the Buyer, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12, and until such time as the effective date of the assignment of any Government Subcontract requiring assignment, the Seller and the Parent shall enter into the Subcontract Agreement with respect to such Government Contracts in the form attached hereto as Exhibit C (the “Subcontract”), pursuant to which, among other things, the economic and other benefits of the Government Contracts shall be vested in the Parent prior to novation or assignment thereof. Each of the Parent and the Buyer further agrees that in connection with its activities pursuant to this Section 7.3 and the Subcontract, it will comply with any existing agreements or arrangements with the U.S. Government with respect to the avoidance, resolution, or mitigation of “Organizational and Consultant Conflicts of Interest,” as that term is used in Subpart 9.5 of the Federal Acquisition Regulation (48 C.F.R. Sec. 9.500 et seq.), and that each will enter into and comply with such future agreements or arrangements as the U.S. Government may reasonably determine are necessary or appropriate under that subpart. In the event that the U.S. Government affirmatively declines to novate any Government Prime Contract, the Seller will use its commercially reasonable efforts to (i) provide to the Parent, at the Parent’s expense, the benefits of the applicable Government Prime Contract through the Subcontract; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Parent, and (iii) enforce at the request and expense of the Parent and for the account of the Parent, any rights of the Seller arising from any such Government Contract; provided that the Seller will not be required to make any expenditures or incur any liability or take any actions or refrain from taking any actions that would conflict with any existing agreements or arrangements with the U.S. Government with respect to the avoidance, resolution, or mitigation of “Organizational and Consultant Conflicts of Interests,” as that term is used in Subpart 9.5 of the Federal Acquisition Regulation (48 C.F.R. Sec. 9.500 et seq.), in connection with any such activities described in clauses (i) through (iv) above.
     Section 7.4 Litigation Support. In the event and for so long as either Party is actively contesting or defending against any third party or Governmental Entity charge, audit, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Purchased Assets, the Excluded Assets, the Assumed Liabilities, or the Excluded Liabilities, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel at reasonable times and upon reasonable notice and provide such testimony and access to its books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless such contesting or defending Party is entitled to indemnification therefor under Article X in which case, the costs and expense will be borne by the Parties as set forth in Article X).
     Section 7.5 Pro-rations. The Parties agree that any Apportioned Obligations, and any refund, rebate or similar payment received by the Seller or by the Buyer for any Taxes that are Apportioned Obligations, will be apportioned between the Seller and the Buyer as follows:

     (a) For Apportioned Obligations based upon or related to income or receipts, the Seller agrees to indemnify the Buyer for the amount of such Apportioned Obligations that would be payable if the relevant year or period ended on the Closing Date.
     (b) For Apportioned Obligations measured by the amount or level of any item (including, but not limited to, such Apportioned Obligations as are measured by the amount of capital or the value of intangibles) the Seller agrees to indemnify the Buyer for the amount of such Apportioned Obligations that are determined by multiplying (A) the amount or level of such items immediately prior to the Closing, by (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
     (c) For Apportioned Obligations consisting of unapplied cash security deposits, Buyer shall pay to Seller at Closing the amount of such unapplied cash security deposits and Seller shall indemnify Buyer for any amounts applied by any lessor under the Real Property Leases with respect to any event occurring prior to the Closing.
     (d) For all Apportioned Obligations not described in (a) or (b), the Seller agrees to indemnify the Buyer for the amount of such Apportioned Obligations that are determined by multiplying (A) the amount of such Apportioned Obligations for the entire Straddle Period, by (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
The Seller will pay Apportioned Obligations that are due and payable on or prior to the Closing Date, and bill the Buyer for any part of that amount apportioned to the Buyer. The Buyer will pay Apportioned Obligations that are due and payable after the Closing Date and bill the Seller for any part of that amount apportioned to the Seller. Notwithstanding any other provision contained in this Agreement (including the limitations set forth in Sections 10.2 or 10.3), any obligation arising out of this Section 7.5 will not be considered a Loss, subject to any limits of minimum or maximum amounts, measurement of aggregate amount of Losses or any limit of time.
     Section 7.6 Agreements Regarding Tax Matters.
     (a) The Seller will prepare and timely file all Tax Returns with respect to the Purchased Assets and the Assumed Liabilities for all Tax periods ending on or prior to the Closing Date. The Buyer will prepare and timely file all other Tax Returns that are required to be filed in respect of the Purchased Assets and the Assumed Liabilities.
     (b) The Parties will provide each other with such assistance and information relating to the Purchased Assets and the Assumed Liabilities as may reasonably be requested in connection with the preparation of any Tax Return or the performance of any audit, examination or any other proceeding by any Taxing Authority, whether conducted in a judicial or administrative forum, and will each retain and provide to the other Party all records and other information which may be relevant to any such Tax Return, audit, examination or any other proceeding. Without limiting the generality of the foregoing, each of the Parties will retain, for six years after the Closing, copies of all Tax Returns, supporting work schedules and other records relating to the Purchased Assets and the Assumed Liabilities for taxable periods, or ratable portions of any taxable periods, ending prior to or including the Closing Date.
     (c) The Seller will exercise exclusive control over the handling, disposition and settlement of any inquiry, examination, or proceeding by a Governmental Entity that could result in a determination with respect to Taxes due or payable by the Buyer or the Parent for which the Seller or its Affiliates may be liable or against which the Seller may be required to indemnify the Buyer or the Parent. The Buyer and the Parent will notify the Seller in writing promptly upon learning of any such inquiry, examination or proceeding. The Buyer and the Parent will cooperate with the Seller, as the Seller may reasonably request, in any such inquiry, examination or proceeding. Neither the Buyer nor the Parent will extend the statute of limitations for any Tax for which the Seller may be required to indemnify the Buyer or the Parent without the Seller’s prior written consent.
     (d) If the Buyer or Parent receives a refund with respect to Taxes for which the Seller is wholly or partially responsible under Section 2.3(b)(iii) hereof, the Buyer will pay, within 30 days following the receipt of such Tax refund, the amount of such Tax refund attributable to the Seller. If the Seller receives a refund with respect to Taxes for which the Buyer or Parent is wholly or partially responsible under Section 2.3(a)(iv) hereof, Seller will pay, within 30 days following the receipt of such Tax refund, the amount of such Tax refund attributable to the Buyer or Parent.
     (e) Neither Party will agree to settle any Tax liability or compromise any claim with respect to Taxes relating to the Purchased Assets or the Assumed Liabilities, which settlement or compromise may affect the liability for Taxes hereunder (or right to Tax benefit) of the other Party, without the other Party’s consent, which consent will not be unreasonably withheld or delayed.
     (f) The Buyer will pay all Taxes that are required to be paid with respect to any transfer, sales, use, gross receipts, recording, value-added or similar Taxes that may be imposed by reason of the sale, assignment, transfer and delivery of the Purchased Assets. The Buyer will timely file all Tax Returns required to be filed in connection with the payment of such Taxes and will be responsible for any penalties and interest related to any late or erroneous filing.
     Section 7.7 Records and Documents. Without limiting the effect of Section 7.6(a), the Parties will preserve and keep all books and records relating to the Purchased Assets or the Assumed Liabilities for a period of six years following the Closing Date. After such six-year period, a Party will provide at least 60 days prior written notice to the other Party of its intent to dispose of any such books and records, and such other Party will be given the opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may select. During such six-year period, duly authorized representatives of a Party will, upon reasonable notice, have reasonable access during normal business hours to examine, inspect and copy such books and records held by the other Party.
     Section 7.8 Use of Excluded Names. Except as otherwise expressly provided in this Section 7.8 and the Subcontract Agreement, no interest in or right to use the Excluded Names is being assigned, transferred or otherwise conveyed to the Buyer pursuant to this Agreement. Except as expressly permitted pursuant to the Subcontract Agreement, as promptly as practicable following the Closing, but in no event later than 30 days after the Closing Date, the Buyer and Parent will stop using the Excluded Names in any form including by removing, permanently obliterating or covering all Excluded Names that appear on any Purchased Asset or Assumed Liability, including all signs, promotional or advertising literature, labels, stationery, business cards, office forms and packaging materials. Without limiting the foregoing, in no event will the Buyer nor Parent use or display any Excluded Name in any way (i) other than in the same manner used by the Seller in connection with the Purchased Assets immediately prior to the Closing Date, (ii) in connection with services not conforming to the same standard of quality that existed prior to the Closing Date, or (iii) that could detract from or impair the goodwill associated with such Excluded Names. Neither the Buyer nor any of its Affiliates will use any Excluded Name, trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin that is likely to cause confusion with any of the Excluded Names or be associated with the Seller or any of its Affiliates after the Closing Date, except as expressly permitted pursuant to this Section 7.8 and the Subcontract Agreement.
     Section 7.9 Non-Solicitation. For a period commencing on the Closing Date and terminating one year after the Closing Date, neither the Seller nor any of its Affiliates will, directly or indirectly, solicit (or assist or encourage any other Person to solicit) or otherwise interfere with the Buyer’s employment relationship with any Acquired Employee. For the avoidance of doubt, this Section 7.9 will not prohibit the solicitation nor hiring of an individual solely pursuant to a general public advertisement or other such general solicitation of employment.
     Section 7.10 Certain Payments.
     (a) Seller will invoice and bill all third parties (i) prior to or as soon as reasonably practical following the Closing Date for any and all accounts, claims, liabilities or obligations referenced in Section 2.2(b)(ii), provided that any such amounts which remain unbilled pursuant to a Government Contract pending the U.S. Government Approval of final indirect rates, and/or any incurred cost audits by Governmental Entities for the years ended 2004, 2005 or 2006, need not be billed or credited until a reasonable period of time following the final resolution of such matters, and (ii) within a reasonable time after being advised in writing by Buyer that the At-Risk Amounts may be billed. Any amounts collected and/or payments received in connection with the foregoing will be an Excluded Asset pursuant to Section 2.3 of this Agreement.
     (b) Buyer and Parent will cooperate with Seller’s efforts to bill and collect the amounts as set forth in this section, including by (i) promptly advising Seller in writing of any developments concerning the matters set forth above or otherwise contemplated by this Agreement that are reasonably related to the billing and collection of the foregoing, and (ii) providing Seller and its representatives with reasonable access during normal business hours and under reasonable circumstances to all personnel, premises and properties, assets, books, records and documents related to the foregoing, including furnishing Seller and its representatives with related financial and other information in Buyer’s or Parent’s possession as the Seller may from time to time reasonable request.

     Section 7.11 Post-Closing Receipts. If after the Closing Date any Party receives any funds properly belonging to another Party in accordance with the terms of this Agreement, the receiving Party will promptly advise the other Party, will segregate and hold such funds in trust for the benefit of such other Party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.
     Section 7.12 Certain Novations and Consents. Except as set forth in Section 7.3 and 7.13, the Buyer agrees that the Seller will not have any liability whatsoever to the Buyer as a result of the failure to obtain any Novation Agreement consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any Assigned Instrument or Government Contract as a result thereof. Notwithstanding anything to the contrary contained herein, other than Section 7.3 and 7.13, the Buyer further agrees that no representation, warranty, covenant or agreement of the Seller contained herein will be breached or deemed breached, and no condition of the Buyer, except as set forth in Section 9.1(h), will be deemed not to be satisfied, directly or indirectly, as a result of the failure to obtain any such consent.
     Section 7.13 Identified Programs. Parent, Buyer and Seller agree that the matters referenced on Schedule 7.13 with respect to the Option Programs and Consent Programs (as such terms are defined in Schedule 7.13), will be treated in the manner referenced on such schedule.
     Section 7.14 Lien Release. Promptly following the consummation of the transactions contemplated by the Merger Agreement, the Seller will use commercially reasonable efforts to obtain the Payoff Letter and have released the Liens (other than Permitted Encumbrances) on the Purchased Assets that are referenced in sections 1 and 2 of Schedule 4.8(a).
ARTICLE VIII
EMPLOYEE MATTERS
     Section 8.1 Employment. The Buyer will offer to employ, commencing as of the Closing Date, each individual employed by the Seller in connection with the Purchased Assets immediately prior to the Closing Date (the “Employees”), in a comparable position with the Buyer as provided by the Seller as of the Closing Date and assigned to the same Purchased Contract as such Employee was assigned immediately prior to the Closing Date. The Buyer’s offer of employment will be made at a time reasonably prior to the Closing Date and in a format reasonably acceptable to Seller. Neither Buyer nor Parent will communicate any terms of employment to Employees without Seller’s prior written consent, which will not be unreasonably withheld or delayed. The Employees who accept the Buyer’s offer of employment and commence employment as of the Closing Date will be collectively referred to as the “Acquired Employees.” For purposes of this Section 8.1, any Employee on short-term disability, vacation or leave of absence with a definite date of return will be offered employment as set forth in this Section 8.1, but the Buyer is not required to offer to employ any Employee on long-term disability, layoff or on leave of absence with no prior agreement or understanding to return to employment with the Seller at the end of such disability, layoff or leave. Notwithstanding the foregoing, if an Employee to whom the Buyer does not offer employment pursuant to the preceding sentence returns to active work status within one year immediately following the Closing Date, the Buyer will offer such person employment as set forth in this Section 8.1. For a period ending no earlier than December 31, 2006, the Acquired Employees will (a) receive the same or higher base salary or wage rate in effect as of the Closing Date and the Buyer will provide, for the 2006 calendar year, the same or higher incentive compensation and bonus opportunities to the Acquired Employees as those in effect as of the date of this Agreement and (b) be assigned to the same Purchased Contract as such Employees were assigned immediately prior to the Closing Date. Notwithstanding the foregoing, nothing in this Agreement will, after the Closing Date, impose on the Buyer or Parent any obligation to retain any Acquired Employee in its employment. Acquired Employees will be at-will employees who are terminable at-will in the discretion of the Buyer. Nothing express or implied in this Agreement will confer upon any of the employees of the Seller, the Buyer, or any of their Affiliates, any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by any reason of this Agreement.
     Section 8.2 Employee Benefit Matters.
     (a) As of the Closing Date, the Acquired Employees will cease participation in all Seller Employee Benefit Plans. Effective as of the Closing Date and continuing for a period ending no earlier than December 31, 2006, the Buyer will provide to each of the Acquired Employees through Employee Benefit Plans provided by the Buyer to its employees (collectively, “Buyer Employee Benefit Plans”) and fringe benefit programs (including, as applicable, sick pay, incentive compensation or bonus programs, vacation pay and tuition reimbursement programs), employee benefits which are substantially comparable to the employee benefits provided to each of such Acquired Employees under corresponding Seller Employee Benefit Plans and Seller fringe benefit programs as of the Closing Date, provided further that the Acquired Employees’ rights and entitlements under such Buyer Employee Benefit Plans and fringe benefit programs shall be effective as of the Closing Date. For the avoidance of doubt, any SAFTAS Employees who become Acquired Employees will also be entitled to certain additional benefits as set forth on Schedule 8.2(a). As of the Closing Date, each of the Acquired Employees will be entitled to all time accrued for accrued general leave and grandfathered sick leave or other leave accrued under leave policies of Seller as of the Closing Date, provided that notwithstanding the foregoing, no individual Acquired Employee will be entitled to more than two hundred hours of such accrued leave.
     (b) In accordance with Treasury Regulation Section 54.4980B-9 Q&A-7, as of the Closing Date, the Buyer will assume all liability for providing and administering all required notices and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to all Acquired Employees for “qualifying events,” as defined in Code Section 4980B, (“Qualifying Events”) occurring after the Closing Date. The Seller will have no COBRA liability or obligations to such Acquired Employees for Qualifying Events occurring after the Closing Date.
     (c) Effective as of the Closing Date and continuing for a period ending no earlier than December 31, 2006, the Buyer will provide each Acquired Employee with severance benefits that are substantially comparable to the severance benefits provided to each such Acquired Employee by the Seller as of the last day preceding the Closing Date.

     (d) For the fiscal year ended December 31, 2006, the Buyer will provide the Acquired Employees with incentive compensation payments as set forth on Schedule 8.2(d), such amounts to be paid in accordance with regular payroll practices but no later than the first pay period in January, 2007.
     (e) Solely for purposes of eligibility and vesting under the Buyer Employee Benefit Plans and Buyer’s fringe benefit programs in which Acquired Employees will participate as of the Closing Date and for purposes of calculating severance (but not for purposes of pension accruals), the Buyer will cause each Acquired Employee to be credited with his or her years of service with the Seller (and any of its Affiliates or any predecessor entities thereof) before the Closing Date, to the same extent as such Acquired Employee was entitled, as of the Closing Date, to credit for such service under any corresponding Seller Employee Benefit Plan or severance plan or policy of the Seller.
     (f) To the extent the respective insurance carriers will permit on a commercially reasonable basis, the Buyer will (i) waive any pre-existing condition limitation under any Buyer Employee Benefit Plan that is an Employee Welfare Benefit Plan in which Acquired Employees and their eligible dependents participate as of and following the Closing Date (to the extent such waivers are consistent with Employee Welfare Benefit Plans of the Seller in which the Acquired Employee participated as of the date of this Agreement) and (ii) provide each Acquired Employee with credit for any co-payments and deductibles paid during the relevant portion of the plan year prior to the Closing Date in order to satisfy any applicable deductible or out-of-pocket requirements under any corresponding Buyer Employee Benefit Plan that is an Employee Welfare Benefit Plans of the Buyer in which any of the Acquired Employees will participate as of and after the Closing Date.
     (g) As of the Closing Date and subject to Revenue Ruling 2002-32, the Seller will cause the portion of its flexible reimbursement plan applicable to the Acquired Employees to be segregated into a separate component and all account balances and salary reduction elections of such Acquired Employees in the Seller’s flexible reimbursement plan will be transferred to a flexible reimbursement plan that the Buyer will cause to be maintained for the duration of the calendar year in which the Closing Date occurs.
     Section 8.3 Defined Contribution Plans. As of the Closing Date, with respect to any Seller Employee Benefit Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code and is maintained by or for the benefit of any of the Acquired Employees, the Acquired Employees will cease to participate in such defined contribution plan. As of the Closing Date or as soon as practicable thereafter, each Employee will be one hundred percent (100%) vested in, and permitted to elect a distribution of his or her account balance in the Seller’s defined contribution plans and will be permitted to roll over his or her account balance in the Seller’s defined contribution plans (or any portion thereof) to a defined contribution plan of the Buyer.
     Section 8.4 Compliance with WARN. With respect to the Employees, the Buyer will have full responsibility under the Worker Adjustment and Retraining Notification Act of 1988, as amended (WARN) and any other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff. For these purposes, a plant closing or a mass layoff will be deemed to have been caused by the Buyer if such plant closing or mass layoff would not have occurred but for the Buyer’s failure to offer employment to the Employees in accordance with the terms of this Agreement and/or the Buyer’s failure to employ the Acquired Employees thereafter.
ARTICLE IX
CLOSING CONDITIONS
     Section 9.1 Conditions to Obligations of the Buyer. The obligation of the Buyer and Parent to effect the Closing and consummate the transactions contemplated by this Agreement is subject to satisfaction on or prior to the Closing Date of the following conditions:
     (a) the representations and warranties of the Seller set forth in Article IV will be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date);
     (b) the Seller will have performed or complied with, in all material respects, its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Closing Date;
     (c) the Seller will have delivered to the Buyer a certificate executed as of the Closing Date by an executive officer of the Seller to the effect that each of the conditions specified above is satisfied;
     (d) there will not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of the transactions contemplated by this Agreement;
     (e) the Seller will have delivered to the Buyer:
     (i) a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement;
     (ii) a duly executed counterpart of the License Agreement;
     (iii) the Payoff Letter; and
     (iv) such other instruments of sale, transfer, conveyance and assignment as the Buyer and its counsel may reasonably request to vest in the Buyer all of the Seller’s right, title and interest in and to the Purchased Assets;
     (f) since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;
     (g) the Parties will have received any necessary approval, or the termination or expiration of any waiting period will have occurred without any outstanding notice from any Governmental Entity, under all Antitrust Laws;

     (h) the Seller shall have delivered consents to assignment of any Material Contract identified on Schedule 9.1(h);
     (i) the Seller shall have delivered executed Retention Agreements (each in the form attached hereto as Exhibit D) to the employees listed on Schedule 9.1(i) hereto;
     (j) the Seller shall have delivered an executed copy of the form of Transition Services Agreement attached hereto as Exhibit E;
     (k) the Seller shall have delivered an executed copy of the form of Intellectual Property Assignment attached hereto as Exhibit F; and
     (l) the Seller shall have delivered an executed copy of the Guaranty.
The Buyer may waive any condition specified in this section if it executes a written waiver to that effect at or prior to the Closing.
     Section 9.2 Conditions to Obligations of the Seller. The obligation of the Seller to effect the Closing and consummate the transactions contemplated by this Agreement is subject to satisfaction on or prior to the Closing Date of the following conditions:
     (a) the representations and warranties of the Parent and the Buyer set forth in Article V will be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date);
     (b) the Parent and the Buyer will have performed or complied with, in all material respects, all of their covenants and agreements hereunder that are required to be performed or complied with on or prior to the Closing Date;
     (c) the Parent and the Buyer will each have delivered to the Seller a certificate executed as of the Closing Date by an executive officer of the Buyer, as applicable, to the effect that each of the conditions specified above is satisfied;
     (d) there will not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;
     (e) the Buyer will have delivered to the Seller:
     (i) the Purchase Price less the Adjustment in cash by wire transfer of immediately available funds to the account or accounts designated by the Seller; and
     (ii) a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement and such other instruments of assumption as the Seller and its counsel may reasonably request;
     (f) (i) Buyer shall have delivered to each lessor under any Real Property Lease pursuant to which a Non-Cash Security Deposit is required, a substitute for such Non-Cash Security Deposit, and (ii) Seller shall have received from each such lessor, the Non-Cash

Security Deposit and/or full release from any liability for any such security deposit or other payment made thereunder;
     (g) the “Effective Time” (as such term is defined in the Merger Agreement) shall have occurred; and
     (h) the Parties will have received any necessary approval, or the termination or expiration of any waiting period will have occurred without any outstanding notice from any Governmental Entity, under all Antitrust Laws.
The Seller may waive any condition specified in this section if it executes a written waiver to that effect at or prior to the Closing.
ARTICLE X
REMEDIES
     Section 10.1 Survival. The representations and warranties of the Parties contained in this Agreement will survive until the first anniversary of the Closing Date. The covenants or agreements of the Parties contained in this Agreement will survive the Closing indefinitely, except that those covenants and agreements which by their terms are to be performed or observed for shorter periods will survive until the expiration of such shorter period. Notwithstanding anything to the contrary, no claim may be made with respect to any representations or warranties under this Agreement after the expiration of the applicable survival period set forth in this Section 10.1.
     Section 10.2 Indemnification by the Seller.
     (a) Subject to the terms and conditions of this Article X, from and after the Closing, the Seller agrees to reimburse, indemnify and hold harmless the Parent and the Buyer, and their respective directors, officers, employees, agents, representatives and its present and future Affiliates (each, a “Buyer Indemnified Party”) from, against and in respect of any and all Losses incurred by a Buyer Indemnified Party resulting from, or that exist or arise due to, any of the following (collectively, “Buyer Claims”):
     (i) prior to its expiration in accordance with Section 10.1, any inaccuracy of any representation or the breach of any warranty made by the Seller in this Agreement;
     (ii) the nonfulfillment or breach of any covenant or agreement of the Seller pursuant to this Agreement; and
     (iii) the Excluded Liabilities.
     (b) Notwithstanding Section 10.2(a), the obligations of the Seller to make indemnification payments pursuant to Section 10.2(a)(i) will: (i) not apply to any Buyer Claims until, and then only to the extent that, the aggregate amount of all Losses incurred by all Buyer Indemnified Parties exceeds One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000) (the “Basket Amount”) except that for Losses arising under Section 4.7(a)(iv), the Basket Amount shall be Seventy Five Thousand Dollars ($75,000); and (ii) be limited to, and will not exceed, the aggregate amount of Fifteen Million Seven Hundred Fifty Thousand Dollars ($15,750,000) (the “Ceiling Amount”).
     Section 10.3 Indemnification by the Parent and the Buyer.
     (a) Subject to the terms and conditions of this Article X, from and after the Closing, the Parent and the Buyer jointly and severally agree to reimburse, indemnify and hold harmless the Seller, its directors, officers, employees, agents, representatives and its present and future Affiliates (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses incurred by a Seller Indemnified Party resulting from, or that exist or arise due to, any of the following (collectively “Seller Claims,” and together with Buyer Claims, the “Claims”):
     (i) prior to their expiration in accordance with Section 10.1, any inaccuracy of any representation or the breach of any warranty made by the Buyer in this Agreement;
     (ii) the nonfulfillment of any covenant or agreement of the Buyer or the Parent pursuant to this Agreement; and
     (iii) the Assumed Liabilities.
     (b) Notwithstanding Section 10.3(a), the obligations of the Parent or the Buyer pursuant to Section 10.3(a)(i) will: (i) not apply to any Seller Claims until, and then only to the extent that, the aggregate amount of all Losses incurred by all Seller Indemnified Parties exceeds the Basket Amount; and (ii) be limited to, and will not exceed, the Ceiling Amount.
     Section 10.4 Procedures for Indemnification.
     (a) No Party will be liable for any Claim for indemnification under this Article X unless written notice of a Claim for indemnification is delivered by the party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”) prior to the expiration of the applicable survival period, if any, set forth in Section 10.1. If any third party notifies the Indemnified Party with respect to any matter which may give rise to a Claim for indemnification (a “Third Party Claim”) against the Indemnifying Party under this Article X, then the Indemnified Party will notify the Indemnifying Party promptly thereof in writing and in any event within 15 days after receiving notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. All notices given pursuant to this Section 10.4 will describe with reasonable specificity the Third Party Claim and the basis of the Indemnified Party’s Claim for indemnification. Once the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, the Indemnifying Party will be entitled to participate therein and, to the extent it chooses to do so, to assume the defense thereof with counsel of its choice; provided, however, the Indemnified Party may participate in (but not control) such defense, and after notice of its election to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim, other than reasonable costs of investigation, unless the Indemnifying Party does not actually assume the defense thereof following notice of such election. If the Indemnifying Party does not assume the defense of such Third Party Claim, the Indemnified Party will have the right to undertake the defense of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the limitations on the Indemnifying Party’s obligations to indemnify otherwise set forth in this Article X and to the right of the Indemnifying Party to assume the defense of or opposition to such Third Party Claim at any time prior to settlement, compromise or final determination thereof).
     (b) Neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement of any Third Party Claim that might give rise to liability of the other Party under this Article X without such Party’s consent, which will not be unreasonably withheld or delayed. If the Indemnifying Party elects to settle any such Third Party Claim, and the Indemnified Party refuses to consent to such compromise or settlement, then the liability of the Indemnifying Party to the Indemnified Party will be limited to the amount offered by the Indemnifying Party in compromise or settlement.
     Section 10.5 Certain Limitations. Notwithstanding anything to the contrary contained herein:
     (a) AN INDEMNIFYING PARTY WILL NOT BE LIABLE TO AN INDEMNIFIED PARTY FOR ANY LOSSES OR CLAIMS (A) OTHER THAN WITH RESPECT TO A THIRD PARTY CLAIM, ARISING OUT OF ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES OR (B) ARISING OUT OF ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUSINESS INTERRUPTION OR LOSS OF CUSTOMERS, GOODWILL, USE, INCOME, PROFITS OR ANTICIPATED PROFITS, BUSINESS OR BUSINESS OPPORTUNITY, SAVINGS, DATA, OR BUSINESS REPUTATION), REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER THE INDEMNIFYING PARTY HAS BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, OR (ii) CAUSED BY THE FAILURE OF AN INDEMNIFIED PARTY TO COMPLY WITH SECTION 10.10.
     (b) The obligations of the Indemnifying Party to provide indemnification under this Article X will be terminated, modified or abated as appropriate to the extent that the underlying Claim (i) would not have arisen but for a voluntary act that is carried out at the express written request of, or with the express written approval, concurrence of or with the knowing assistance of the Indemnified Party, (ii) is based substantially on the negligence, bad faith or willful misconduct of the Indemnified Party, or (iii) relates to the inaccuracy or breach of a representation, warranty, covenant or agreement set forth in this Agreement of which the Indemnified Party had actual knowledge prior to the Closing.
     Section 10.6 Certain Benefits. The amount of any indemnification payable under this Article X will be net of (a) any tax benefits that the Indemnified Party receives or is entitled to receive by reason of the Claim giving rise to the indemnification payment, and (b) the receipt of any insurance proceeds paid or payable to the Indemnified Party under any policies of insurance covering the Loss giving rise to the Claim. The Indemnified Party will use commercially reasonable efforts to collect any such insurance and will account to the Indemnifying Party therefor. If, at any time subsequent to the Indemnified Party receiving an indemnity payment for a Claim under this Article X, the Indemnified Party receives payment in respect of the Loss underlying such Claim through recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against another Person (other than a payment with respect to a tax benefit contemplated in clause (a) above), the amount of such payment, less any costs, expenses or premiums incurred directly in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying Party.
     Section 10.7 Treatment of Indemnity Payments. All indemnification payments made pursuant to this Agreement will be treated by the Parties as adjustments to the Purchase Price.
     Section 10.8 Exclusive Remedy. Following the Closing, the remedies provided in this Article X and pursuant to Section 7.13 will be the sole and exclusive remedies of the Parties for all disputes arising out of or relating to this Agreement or any Ancillary Document after the Closing, and no Party will be entitled to pursue, and each hereby expressly waives, any and all rights that may otherwise be available either at law or in equity against the other Party with respect to this Agreement or any Ancillary Document, including any claims for rescission. Notwithstanding the foregoing the Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Parties agree that, in the event of any breach by the other Party of any covenant or obligation contained in this Agreement, the other Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or other specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach. The provisions of this section were specifically bargained for in the context of the other terms and provisions of this Agreement, including the Purchase Price.
     Section 10.9 Intellectual Property Remedy. Notwithstanding anything to the contrary contained in this Article X, the Seller will not be obligated to provide indemnification for the inaccuracy or breach of the Seller’s representations and warranties contained in Section 4.17(b). If any intellectual property owned or licensed by the Seller and used by the Seller as of immediately prior to the Closing Date for the performance of any Government Contracts is not included in the Purchased IP or the Licensed IP (as defined in the License Agreement) or the intellectual property licensed under the Purchased Contracts, then the Seller and the Buyer will amend the License Agreement to include such owned, or use reasonable efforts to obtain the right for the Buyer to use such licensed, intellectual property, as applicable, provided that the Buyer requests such amendment or right pursuant to written notice within one year after the Closing, which notice must identify the specific software requested to be added to the License Agreement or rights to obtain. The remedy specified in the immediately preceding sentence is the Buyer’s sole and exclusive remedy for the inaccuracy or breach of the representations and warranties contained in Section 4.17(b).
     Section 10.10 Mitigation. Each Party agrees to use commercially reasonable efforts to mitigate any Loss which forms the basis of a Claim hereunder.

ARTICLE XI
TERMINATION
     Section 11.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:
     (a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
     (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing has not occurred on or before August 30, 2006, by reason of the failure of any condition set forth in Section 9.1; provided that the right of the Buyer to terminate this Agreement under this section will not be available if the Buyer has breached in any material respect any of its obligations under this Agreement in a manner that has contributed to the failure to consummate the Closing at or before such time;
     (c) the Buyer may terminate this Agreement pursuant to Section 6.5(b); and
     (d) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if (i) the Closing has not occurred on or before August 30, 2006, by reason of the failure of any condition set forth in Section 9.2; provided that the right of the Seller to terminate this Agreement under this section will not be available if the Seller has breached in any material respect its obligations under this Agreement in any manner that has contributed to the failure to consummate the Closing at or before such time, or (ii) the Merger Agreement has been terminated in accordance with its terms.
     Section 11.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 11.1, all rights and obligations of the Parties hereunder will terminate without any liability of any Party to the other Party and will become void except for any liability of any Party then in breach; provided, that the Confidentiality Agreement, this Article XI (Termination), Section 12.2 (Expenses; No Offset), and Section 12.13 (Governing Law) of this Agreement will remain in full force and effect and survive any termination of this Agreement.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Notices. Any notice, request, instruction or other document to be given hereunder will be in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or sent by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, overnight courier service; three business days after being mailed, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine if sent by facsimile.

If to the Seller prior to the Closing:	Anteon International Corporation 3211 Jermantown Road, Suite 700 Fairfax, Virginia 22030
	Facsimile:	703-246-0577
	Attention:	Curtis L. Schehr,
Senior Vice President &
General Counsel

With a copy (which will not constitute notice) to each of:	General Dynamics Corporation 2941 Fairview Park Drive, Suite 100 Falls Church, Virginia 22042-4513
	Facsimile:	703-876-3248
	Attention:	David A. Savner,
Senior Vice President &
General Counsel

Jenner & Block LLP One IBM Plaza Chicago, Illinois 60611 Facsimile No.: 312-840-7313 Attention: Thaddeus J. Malik

If to the Seller subsequent to the Closing:	General Dynamics Corporation 2941 Fairview Park Drive, Suite 100 Falls Church, Virginia 22042-4513
	Facsimile:	703-876-3248
	Attention:	David A. Savner,
Senior Vice President &
General Counsel

With a copy (which will not constitute notice) to each of:	Jenner & Block LLP One IBM Plaza Chicago, Illinois 60611 Facsimile No.: 312-840-7313 Attention: Thaddeus J. Malik

If to the Parent or the Buyer:	Alion Technical Services Corporation 1750 Tysons Blvd. Suite 1300 McLean, Virginia 22102 Facsimile No.: 703-734-6901 Attention: James C. Fontana, Esq.

With a copy (which will not constitute notice) to:	Venable LLP 575 7th Street, NW Washington, D.C. 20004 Facsimile No.: 202-344-8400 Attention: Wallace Christner, Esq.

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.
     Section 12.2 Expenses; No Offset. Except as expressly provided in this Agreement, each of the Buyer and the Seller, and their respective Affiliates, will bear their own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated. Neither Party may make any offset against amounts due to the other Party pursuant to this Agreement, the Ancillary Documents or otherwise.
     Section 12.3 Disclosure Schedules. The representations and warranties of the Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules. The Seller will not be, nor will it be deemed to be, in breach of any such representations and warranties (and no claim will lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedules. References to any document in the Disclosure Schedules do not purport to be complete and are qualified in their entirety by the document itself. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Purchased Assets. The specific disclosures set forth in the Disclosure Schedules have been organized to correspond to section references in this Agreement to which the disclosure may be most likely to relate, together with appropriate cross references when disclosure is applicable to other sections of this Agreement; provided, however, that any disclosure in the Disclosure Schedules will apply to and will be deemed to be disclosed for the purposes of this Agreement generally.
     Section 12.4 Bulk Sales or Transfer Laws. The Buyer and Parent waive compliance by the Seller with the provisions of any bulk sales laws that may be applicable to the transactions contemplated by this Agreement.
     Section 12.5 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that the Seller may, without the consent of the Buyer, assign any or all of the Seller’s rights and delegate any or all of the Seller’s obligations hereunder to a DRE to which it has transferred all or any portion of the Purchased Assets or the Assumed Liabilities provided, however, that in the event of any such assignment by Seller to a DRE, Seller and DRE shall be jointly and severally liable for all obligations delegated to such DRE. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     Section 12.6 Amendment; Waiver. This Agreement may be amended by a written instrument executed and delivered by the Seller and the Buyer. At any time prior to the Closing, the Parties may extend the time for performance of or waive compliance with any of the covenants or agreements of the other Party to this Agreement, and may waive any breach of the representations or warranties of such other Party. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party against which it is sought to be enforced.

     Section 12.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
     Section 12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement.
     Section 12.9 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.
     Section 12.10 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person or entity other than the Parties, their respective successors and permitted assigns and the Buyer Indemnified Parties and the Seller Indemnified Parties under Article X.
     Section 12.11 Entire Agreement. This Agreement, the Disclosure Schedules and the Ancillary Documents collectively constitute the entire agreement among the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
     Section 12.12 Exhibits and Schedules. The Exhibits and Disclosure Schedules attached to this Agreement are made a part of this Agreement as if set forth fully herein.
     Section 12.13 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.
     Section 12.14 Public Announcement. Neither Party will issue any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written consent of the other Party, provided that either Party may make any public disclosure it believes in good faith is required by Law or any listing agreement concerning its publicly-traded securities, in which case the disclosing party will use its commercially reasonable efforts to advise the other Party prior to making such disclosure,
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement on the date first written above.

ANTEON CORPORATION
By:	/s/ Joseph M. Kampf
	Name:	Joseph M. Kampf
	Title:	President and CEO

ALION TECHNICAL SERVICES CORPORATION
By:	/s/ James C. Fontana
	Name:	James C. Fontana
	Title:	Vice President

ALION SCIENCE AND TECHNOLOGY CORPORATION
By:	/s/ James C. Fontana
	Name:	James C. Fontana
	Title:	Senior Vice President

EXHIBIT A
BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT dated ___, 2006, is entered into by and between Anteon Corporation, a Delaware corporation (the “Seller”), and Alion Technical Services Corporation, a Delaware corporation (the “Buyer”). This Bill of Sale and Assignment and Assumption Agreement is being delivered pursuant to that certain Asset Purchase Agreement dated June 4, 2006 by and between the Seller, Alion Science and Technology Corporation, and the Buyer (the “Agreement”). All capitalized terms used and not otherwise defined herein will have the respective meanings ascribed to such terms in the Agreement.
     FOR GOOD AND VALUABLE CONSIDERATION as set forth in the Agreement, the receipt and sufficiency of which are hereby acknowledged, effective as of the date hereof, the Seller hereby sells, transfers, assigns, conveys and delivers to the Buyer all of its right, title and interest that the Seller possesses in and to the Purchased Assets, and hereby assigns, transfers and delegates all of the Assumed Liabilities to the Buyer. The Buyer hereby purchases, accepts and acquires from the Seller such Purchased Assets, and hereby assumes and agrees to pay, discharge and perform in accordance with their terms and when due all of the Assumed Liabilities.
     This Bill of Sale and Assignment and Assumption Agreement is subject to all of the representations, warranties, covenants and indemnities set forth in the Agreement, all of which are incorporated herein by reference. In the event of any conflict or inconsistency between the terms of this Bill of Sale and Assignment and Assumption Agreement and the terms of the Agreement, the terms of the Agreement will prevail. Nothing contained herein will be deemed to alter, modify, expand or diminish the terms of the Agreement.
* * * * *
 A - 1

     IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment and Assumption Agreement to be executed as of the date first written above.

ANTEON CORPORATION
By:
Name:
Title:

ALION TECHNICAL SERVICES CORPORATION
By:
Name:
Title:

 A - 1

EXHIBIT B
LICENSE AGREEMENT
     This LICENSE AGREEMENT (“License Agreement”), dated [___], 2006, is by and between Anteon Corporation, a Virginia corporation (“Anteon”), AC Capital Management Corporation, a Delaware corporation and a subsidiary of Anteon (“ACCM”) (together, Anteon and ACCM the “Licensors”), and Alion Technical Services Corporation, a Delaware corporation (the “Licensee”).
     WHEREAS, Anteon, Alion Science and Technology Corporation and the Licensee have entered into an Asset Purchase Agreement dated [___], 2006 (the “Purchase Agreement”);
     WHEREAS, pursuant to the Purchase Agreement, the Licensee has purchased certain assets from Anteon, which are defined in the Purchase Agreement as the “Purchased Assets”;
     WHEREAS, the Purchased Assets do not include the Licensed IP (as hereinafter defined), which is used in connection with the Purchased Assets; and
     WHEREAS, pursuant to the transactions contemplated by the Purchase Agreement, the Licensors are willing to grant to the Licensee a license to use such Licensed IP, as specified in this License Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings set forth below:
     “ACCM” has the meaning set forth in the Preamble.
     “Affiliates” has the meaning set forth in Rule l2b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
     “Anteon” has the meaning set forth in the Preamble.
     “Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code 11 U.S.C. §§101-1330, as amended.
     “Confidential Licensed IP” means any Licensed IP that is marked or otherwise identified as being confidential in nature or that Licensee knows or should reasonably know is confidential in nature, including trade secrets, confidential business information and source code.
     “Governmental Entity” means the United States, any state or other political subdivision thereof and any other domestic entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, court, tribunal or instrumentality of the United States, any state of the United States, or any political subdivision of any of the foregoing.
     “Law” means any applicable federal, state or local law, statute, rule, regulation, ordinance, judgment, order, award, decree, injunction or writ of any Governmental Entity.
     “License Agreement” has the meaning set forth in the Preamble.
     “Licensed IP” means (a) the patents and patent applications listed on Schedule A, together with all continuations, continuations-in-part, divisionals, re-examinations and re-issues thereof; (b) the computer software (including source code, executable code, data, databases, and related documentation) listed on Schedule B; and (c) all of the following that are owned by Anteon as of the date hereof and that are not included in the Purchased Assets and that were used by Anteon in connection with the Purchased Assets on or before the date hereof: (i) copyright registrations and applications and unregistered copyrights; and (ii) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, inventions, technical and engineering data, drawings, designs, specifications, customer and supplier data, pricing and cost information and business and marketing plans and proposals); provided that Licensed IP does not include any trademark registrations and applications, domain names, unregistered trademarks, unregistered trade names or unregistered service marks or the Excluded Names (as defined in the Purchase Agreement).
     “Licensee” has the meaning set forth in the Preamble.
     “Licensors” has the meaning set forth in the Preamble.
     “Parties” means the Licensors and the Licensee together, and “Party” means the Licensors or the Licensee separately, as the case may be.
     “Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.
     “Purchase Agreement” has the meaning set forth in the Preamble.
     “Purchased Assets” has the meaning set forth in the Purchase Agreement.
     “Use” means to exercise any and all rights with respect to Licensed IP, including: (a) with respect to patents, the rights to make, have made, use, offer to sell, sell and import any products covered by such patents, and to otherwise practice the inventions included in such patents; (b) with respect to copyrights, the rights to reproduce, prepare derivative works of, distribute in any manner, perform in any manner and in any venue and display in any manner and in any venue the works of authorship that are the subject of such copyrights; and (c) with respect to computer software, in addition to any applicable rights associated with any patents or copyrights therein, the rights to compile, install, configure, execute, operate, use, maintain and modify such computer software.

ARTICLE II
LICENSE
     Section 2.1 Grant. The Licensors together hereby grant to the Licensee a worldwide, non-exclusive, royalty-free, fully paid-up irrevocable license to Use the Licensed IP for any purpose.
     Section 2.2 Sublicenses. The Licensee shall have the right to sublicense its rights under the Licensed IP to any other Persons, but the Licensee shall be responsible for all failures by its sublicensees to comply with the terms and conditions of this License Agreement.
     Section 2.3 Reservation of Rights. The Licensors reserve all other rights in the Licensed IP not expressly granted by the license under Section 2.1.
ARTICLE III
DISCLAIMER OF WARRANTIES AND LIMITED WARRANTY
     Section 3.1 Nothing contained in this License Agreement shall be construed as:
(a)	a warranty or representation as to the validity or scope of the Licensed IP;

(b)	a warranty or representation that use of the Licensed IP, in whole or in part, will not infringe or misappropriate the rights of any other Person;

(c)	an agreement to bring or prosecute actions or suits against other Persons for infringement or misappropriation of any rights that are the subject of this License Agreement;

(d)	conferring by implication, estoppel, or otherwise any license or other right that is not specifically granted in this License Agreement; or

(e)	an obligation upon any Party to make any determination as to the applicability of the Licensed IP to any product or service.
     Section 3.2 Limited Warranty. Each Party warrants that it has the requisite corporate authority to enter into this License Agreement and the Licensors further warrant that they have the requisite corporate authority to grant the licenses and rights granted herein.
     Section 3.3 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTY OF SECTION 3.2, NEITHER THE LICENSORS NOR THE LICENSEE MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO ANY OF LICENSED IP OR OTHERWISE WITH RESPECT TO THIS LICENSE AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, TITLE OR NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.

ARTICLE IV
EXCLUSION OF CONSEQUENTIAL DAMAGES
NOTWITHSTANDING ANYTHING IN THIS LICENSE AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL THE LICENSORS OR THE LICENSEE BE LIABLE FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUSINESS INTERRUPTION, LOSS OF CUSTOMERS, GOODWILL, USE, INCOME, PROFITS OR ANTICIPATED PROFITS, BUSINESS OR BUSINESS OPPORTUNITY, SAVINGS, DATA, OR BUSINESS REPUTATION), IN EACH CASE ARISING UNDER OR RELATING TO THIS LICENSE AGREEMENT OR THE SUBJECT MATTER HEREOF, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER THEY HAVE BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE V
CONFIDENTIALITY
     Section 5.1 Terms of Agreement. The terms of this License Agreement shall be held in confidence by the Parties, except that each Party may disclose the terms of this License Agreement on a confidential basis to (a) their Affiliates, representatives, advisors, agents and funding sources and (b) any Person in connection with the assignment or possible assignment of this License Agreement.
     Section 5.2 Confidential Licensed IP.
(a)	The Licensee shall: (i) hold the Confidential Licensed IP in confidence, exercising a degree of care not less than the care used to protect its own confidential or proprietary information from disclosure, and in no event less than a reasonable degree of care; (ii) restrict disclosure of the Confidential Licensed IP solely to Persons with a need to know and who agree not to disclose it to any other Person except Persons with a need to know who are also bound to confidentiality obligations; (iii) advise all Persons that receive Confidential Licensed IP of their confidentiality obligations with respect thereto; and (iv) use and/or reproduce the Confidential Licensed IP only in connection with the rights granted under this License Agreement.

(b)	The requirements in Section 5.2(a) shall not apply to any Confidential Licensed IP that the Licensee can demonstrate: (i) has become generally known to the public (other than as a result of a breach of this License Agreement by the Licensee); (ii) was known by the Licensee prior to being obtained from the Licensors, as evidenced by written records or tangible embodiments thereof; (iii) has been disclosed to the Licensee by another Person on a non-confidential basis where such other Person is not bound by any confidentiality obligations or not otherwise legally prohibited from disclosing such information; or (iv) was independently developed by the Licensee without any Confidential Licensed IP.
     Section 5.3 Legally Required Disclosure. Notwithstanding the foregoing, either Party may disclose the terms of this Agreement and the Licensee may disclose any Confidential

Licensed IP as required by any court or other Governmental Entity or as otherwise required by Law. In the event that a Party receives a request (oral or written) to disclose all or any part of the foregoing in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, such Party shall (a) immediately notify the other Party of the existence, terms, and circumstances surrounding such request; (b) cooperate with the other Party, at the other Party’s expense, with respect to taking legally available steps to seek an appropriate protective order or other remedy; and (c) in the event such protective order or other remedy is not obtained, furnish only that portion of the License Agreement or Confidential Licensed IP that, in the written opinion of the disclosing Party’s counsel, is legally required to be disclosed and to exercise best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the License Agreement or Confidential Licensed IP.
     Section 5.4 Irreparable Harm. The Licensee agrees that money damages would not be a sufficient remedy for any breach of Section 5.1 or 5.2. Accordingly, in addition to the rights and remedies otherwise available to the Licensors, the Licensors will be entitled to specific performance and injunctive or other equitable relief in the event of any actual or threatened breach of Section 5.1 or 5.2 by the Licensee. The Licensee agrees to waive any requirement for the securing or posting of any bond or other indemnity in connection with such a remedy.
ARTICLE VI
TERM AND RESERVATION OF RIGHTS
     Section 6.1 Term. Unless earlier terminated pursuant to Section 6.2, the term of this License Agreement shall begin on the date hereof and continue until the later of (a) the expiration of the last-to-expire patent included in the Licensed IP and (b) all of the Licensed IP (other than patents) is in the public domain.
     Section 6.2 Reservation of Rights. Notwithstanding the fact that the license granted to Licensee hereunder is irrevocable, the Licensors hereby reserve all available rights and remedies it may have in law or in equity in the event of a breach of this License Agreement, including specific performance and injunctive or other equitable relief (other than termination, revocation or cancellation of this License Agreement). The Licensee agrees to waive any requirement for the securing or posting of any bond or other indemnity in connection with such a remedy.
     Section 6.3 Bankruptcy Code. It is the express intent of the Parties that the licenses granted under this License Agreement are, and will otherwise be deemed to be, licenses of rights to intellectual property as set forth in Section 365(n) of the Bankruptcy Code, and that all of the Licensed IP constitutes “intellectual property” under Section 365(n) of the Bankruptcy Code.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Construction. For purposes of this License Agreement (a) whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include masculine and feminine genders; (b) as used in this License Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation;” (c) as used in this License Agreement, the terms “hereof,” “hereunder,” “herein” and words of similar import will refer to this License Agreement as a whole and not to any particular provision of this License Agreement; and (d) each Party hereto has participated in the drafting of this License Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. Consequently, this License Agreement will be interpreted without reference to any rule or precept of Law that states that any ambiguity in a document be construed against the drafter
     Section 7.2 Notices. Any notice, request, instruction or other document to be given hereunder will be in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or sent by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, overnight courier service; three business days after being mailed, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine if sent by facsimile.

If to the Licensors:	Anteon Corporation and AC Capital Management Corporation
c/o General Dynamics Corporation
2941 Fairview Park Drive, Suite 100
Falls Church, Virginia 22042-4513
Facsimile: (703) 876-3248
Attention: David A. Savner,
Senior Vice President & General Counsel

With a copy (which will not constitute notice) to:	Jenner & Block LLP One IBM Plaza Chicago, Illinois 60611 Facsimile No.: 312-840-7313 Attention: Thaddeus J. Malik

to the Licensee:	Alion Technical Services Corporation 1750 Tysons Blvd. Suite 1300 McLean, VA 22102 Facsimile No: (703) 734-6901 Attention: James C. Fontana, Esq. Senior Vice President and General Counsel

With a copy (which will not constitute notice) to:	Venable LLP 575 7th Street, NW Washington, DC 20004 Facsimile No: (202) 344-8300 Attention: Wallace Christner, Esq.
or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.
     Section 7.3 Assignment; Successors and Assigns. Any Party may assign this License Agreement, together with the rights hereunder, to any other Person, provided that the assigning

Party must provide written notice of such assignment to the other Party. This License Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     Section 7.4 Amendment; Waiver. This License Agreement may only be amended by a written instrument executed and delivered by the Licensors and the Licensee. No agreement extending or waiving any provision of this License Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party against which it is sought to be enforced.
     Section 7.5 Severability. Whenever possible, each provision of this License Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this License Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this License Agreement.
     Section 7.6 Counterparts. This License Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same License Agreement.
     Section 7.7 Descriptive Headings. The descriptive headings of this License Agreement are inserted for convenience only and will not constitute a part of this License Agreement.
     Section 7.8 No Third-Party Beneficiaries. This License Agreement will not confer any rights or remedies upon any Person or entity other than the Parties, their respective successors and permitted assigns.
     Section 7.9 Entire Agreement. This License Agreement constitutes the entire agreement among the Parties with respect to the subject matter herein and supersedes any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
     Section. 7.10 Governing Law. THIS LICENSE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this License Agreement on the date set forth above.

ANTEON CORPORATION
By:
Name:
Title:

AC CAPITAL MANAGEMENT CORPORATION
By:
Name:
Title:

ALION TECHNICAL SERVICES CORPORATION
By:
Name:
Title:

SCHEDULE A
Licensed Patents

Title	Status	Inventors
Apparatus and Method for Compressing Video Information.	PCT filed on 11.13.1998. The Priority Document on which this was based was filed on 11.14.97. The U.S. Patent Application was filed on 4/19/2000, No. 09/529,849. U.S. Patent Number 6,937,659 was issued on August 30, 2005. Australian Patent No. 752219 was sealed on 1.16.2003. The following international patent applications are pending:	Truong Nguyen; Joel Rosiene

Country	Application number	Filing date
Canada	2,310,602	May 5, 2000
China	98811966.8	June 8, 2000
European Patent Office	98958556.7	May 9, 2000
Japan	521650/00	May 15, 2000
South Korea	2000-7005298	May 15, 2000
Mexico	004526	May 10, 2000

All of the above patents and patent applications are jointly owned by ACCM and Mr. Truong Nguyen. If Mr. Nguyen’s consent is required by applicable law in the relevant non-U.S. jurisdiction in order for ACCM to license any of such patents or patent applications to Licensee pursuant to this Agreement, then all such non-U.S. patents and non-U.S. patent applications are excluded from the licenses granted hereunder, unless and until ACCM obtains such consent or otherwise obtains the right to license them to License hereunder, without having any duty to account or to otherwise pay consideration to Mr. Nguyen. Nothing herein shall obligate ACCM to obtain such consent or other right; provided that the Licensors will, in response to an inquiry by the Licensee, inform the Licensee whether such consent has been obtained.

Sonar System and Process	PCT/US 04/31782 filing on 9.29.2004. U.S. Patent Application No. 10/953,300 filed on 9.29.2004. The following international filings have occurred or are planned:	Larry Freeman Donald Lerro John Green David Ashworth

Country	Application number	Filing date
Canada	___	March 28, 2006
Japan	___	March 29, 2006
European Patent Office	European Patent Application No. 04 821 576.8	Will be filed by May 29, 2006

Title	Status	Inventors
Opto-Electronic Video Compression System	U.S. Utility Patent Application No. 050063 was filed on 1.14.2002. This Application was published by the US PTO on 1.9.2003.	Joel Rosiene, Barry Mapen, James Perkins, Alexander Lerman

Increased Aperture Homing Cavitator (IAHC)	U.S. Utility Patent Application serial number 11/351,265 was filed on 2.10.2006.	Dr. Ivan Kirschner, Greg Buley

Receive While Transmit Sonar for Cavitating Bodies	This invention was disclosed to Anteon’s Invention Evaluation Board (“IEB”) by letter dated 11.9.2005. This invention was first disclosed outside of Anteon on 9.28.2005. Accordingly, the deadline to file a provisional or utility patent application is 9.28.2006. Anteon’s IEB determined that this invention warranted the filing of a patent application. Anteon retained Ralph Albrecht at Venable to draft the application in question. Anteon is in the process of finalizing a provisional patent application related to this invention.	Dr. Ivan Kirschner, Donald T. Lerro, Larry Freeman, Rudolph Martinez James S. Uhlman, Jr.

SCHEDULE B
Licensed Software
None

EXHIBIT C
SUBCONTRACT AGREEMENT
     THIS SUBCONTRACT AGREEMENT (hereinafter referred to as the “Agreement” or the “Subcontract”) is made as of this ___th day of                     , 2006, and constitutes the entire agreement between Anteon Corporation (hereafter “Prime Contractor”) and Alion Science and Technology Corporation (hereafter “Subcontractor”).
     WHEREAS, Prime Contractor, Subcontractor, and Alion Technical Services Corporation, a wholly-owned subsidiary of Subcontractor have entered into an agreement dated                     , 2006 (the “Asset Purchase Agreement”), whereby Subcontractor has purchased the Government Contracts (as defined in the Asset Purchase Agreement) and the assets used by Prime Contractor to perform the Government Contracts;
     WHEREAS, Prime Contractor has entered into certain contracts with the United States Government (the “Government”) as well as certain contracts with Non-Governmental Entities (“NGEs”), including subcontracts in which Prime Contractor is the subcontractor, and teaming agreements, and currently has pending certain contract proposals that it has submitted to the Government, which contracts, subcontracts and proposals are identified and described in Schedules 1.1(b) and 1.1(c) to the Asset Purchase Agreement;
     WHEREAS, Prime Contractor and Subcontractor will be submitting requests to: (a) the Government to novate the Government Prime Contracts (the “Novation Requests”), and/or (b) to the appropriate non-governmental entity (an “NGE”), as may be required pursuant to the terms of given Government Subcontracts, to seek the acceptance of the assignment to the Subcontractor of the applicable Government Subcontracts (the “Consent Requests”) (each such Government Prime Contract or Government Subcontract requiring a Novation Request or Consent Request is referred to herein as a “Consent Contract”, and collectively, the “Consent Contracts”);
     WHEREAS, the Government or NGE, as applicable, may wish to modify or extend any of the Consent Contracts, or issue new task orders or deliver orders under any such Consent Contract, in order to add additional work to such Consent Contract (“Additional Work”); and
     WHEREAS, the parties desire to arrange for the continued performance of the Consent Contracts in accordance with all of their respective requirements and terms until such time as the Government consents to the Novation Request or an NGE consents to the Consent Request.
     NOW, THEREFORE, the parties agree as follows:
ARTICLE I — SCOPE OF WORK
     1. Incorporation of Government Contracts: Definitions. The Consent Contracts are incorporated by reference herein. To give effect to the provisions contained therein, with respect to the Government Prime Contracts once made a part of this Agreement, any reference to the “Government” or the “Contracting Officer” shall mean Prime Contractor, unless such reference by its terms is applicable only to the Government, and any reference to the “Contractor” shall mean Subcontractor and with respect to the Government Subcontracts with an NGE, once made a part of this Agreement, any references to the NGE shall mean Prime Contractor, unless such reference by its terms is applicable only to the NGE, and any reference to Prime Contractor or the “Contractor” shall mean Subcontractor. All terms not otherwise defined herein shall have the same meaning as set forth in the Asset Purchase Agreement.
     2. Prime Contractor Responsibility. Prime Contractor shall retain its legal obligations as a prime contractor in accordance with the Consent Contracts and shall not take any action that interferes with Subcontractor’s performance under the Consent Contracts. Prime Contractor shall provide assistance as reasonably necessary for Subcontractor to perform under the Consent Contracts. Prime Contractor agrees to pass on any and all orders or requests for work issued by the Government or an NGE under the Consent Contracts to Subcontractor after the Closing Date.
     3. Subcontractor Responsibility. Subcontractor shall diligently perform all requirements, and furnish to the Government or NGE all services and materials necessary to complete performance of the obligations, of each Consent Contract in accordance with the terms and conditions thereof. Without limiting the foregoing, unless Prime Contractor indicates otherwise by notice to Subcontractor or applicable law requires otherwise, Subcontractor shall be considered Prime Contractor’s agent for purposes of (a) collecting all amounts that may be due from the other party or parties to each Consent Contract and that relate to the period of subcontract performance hereunder with respect to such Consent Contract; and (b) negotiating or otherwise handling all disputes and issues that may arise in connection with each Consent Contract and that relate to the period of subcontract performance hereunder with respect to such Consent Contract.
ARTICLE II — RELATIONSHIP OF PARTIES
     1. Cooperation. Both parties shall fully cooperate with each other to ensure that all requirements of the Consent Contracts and Additional Work, if applicable, are satisfied and that the transition of performance occurs without disruption or inconvenience to the Government or NGE.
     2. Communications with Government or NGE. Subcontractor shall, in the first instance, be responsible for communications with the Government or NGE, as applicable, regarding the Consent Contracts. Subcontractor shall promptly inform Prime Contractor of the substance of any such communications that are material. Prime Contractor will include Subcontractor (or update Subcontractor) with respect to any material communications with the Government or NGE, as applicable, regarding the Consent Contracts. Prime Contractor shall forward any written communications from the Government or NGE, as applicable, referring to or relating to the Consent Contracts to Subcontractor to be received not more than five business days from receipt by Prime Contractor.

     3. Disclosure. The parties hereby agree that the contents of this Subcontract may be made known to the Government or any NGE.
     4. Award of Additional Work. If at any time prior to the expiration, termination, assignment, or novation of a Consent Contract, Subcontractor requests Prime Contractor (a) to seek an extension or modification of the Consent Contract and/or (b) to submit a proposal or compete for a new task order or delivery order under the Consent Contract, Prime Contractor shall make reasonable efforts (y) to request and obtain such an extension or modification, and/or (z) to obtain award of additional work, such as a task order or delivery order. Prime Contractor’s obligation under the immediately preceding sentence is subject to the parties’ express understanding that Subcontractor shall, in the first instance, be responsible for the preparation of any request for extension or modification and of any task order or delivery order proposal and for the conduct of discussions or negotiations with the Government or NGE, as applicable, with respect to such request or proposal. Subcontractor shall reimburse Prime Contractor for all reasonable out-of-pocket expenses and pay to Prime Contractor reasonable labor and expenses incurred by Prime Contractor, in connection with its efforts to request and obtain such Additional Work (including, without limitation, reasonable attorney’s fees).
     5. Billing Agency Authorization. (a) Prime Contractor hereby appoints and authorizes Subcontractor, its employees and designees, as its exclusive agent for the purpose of submitting invoices in Prime Contractor’s name to the Government seeking any and all payments under the Consent Contracts.
          (b) Prime Contractor specifically authorizes Subcontractor to submit invoices to the Government consistent with the pricing and other requirements set forth in the Consent Contracts. Prime Contractor shall pass on to Subcontractor, without any withholding or setoff, via wire transfer within five business days any amounts paid by, and received from, the Government or an NGE for performance by Subcontractor of its obligations under the Consent Contracts as incorporated herein.
          (c) In the absence of Subcontractor’s failure to perform its duties or responsibilities under this Article, Prime Contractor agrees to refrain from undertaking any actions which Subcontractor is authorized to undertake by this Article unless requested to do so by Subcontractor. Prime Contractor also agrees to refrain from retaining another agent to perform any of the actions covered in this Article, thereby making Subcontractor its exclusive agent for the purposes set forth herein.
          (d) Subcontractor shall maintain true and correct books and records pertaining to such invoiced amounts and, upon reasonable notice, shall permit an independent entity hired by Prime Contractor, at Prime Contractor’s own expense, to audit sufficiently such books and records to verify the accuracy and appropriateness of all charges.
          (e) For purposes of fulfilling its obligations as an agent of Prime Contractor, Subcontractor is expressly permitted by Prime Contractor to continue using the Excluded Names set forth in Article 7.8 of the Asset Purchase Agreement for a period of time extending more than 30 days after the Closing Date.

ARTICLE III — ASSIGNMENT, TERM AND TERMINATION
     1. Assignment of Consent Contract. Once a contract novation or consent to the assignment of a Consent Contract is obtained, (i) such Consent Contract will be deemed to have automatically transferred and assigned to Subcontractor on the terms set forth in the Asset Purchase Agreement, (ii) the obligations arising out of the use, performance, ownership or operation of such Consent Contract after the Closing will be deemed to be Assumed Liabilities under the Asset Purchase Agreement, and (iii) the rights pursuant to such Consent Contract will be deemed to be a Purchased Asset under the Asset Purchase Agreement.
     2. Term. The term of this Agreement shall be from the Closing Date until the earlier of (x) such time as all of the Consent Contracts, including any extensions or options thereto exercised by the Government or NGE, are novated or assigned to Subcontractor as set forth immediately above, completed or terminated or (y) such time this Agreement is terminated upon mutual agreement by the parties as evidenced in writing. With respect to each Consent Contract, the responsibilities of the parties hereunder shall begin upon the Closing Date for each Consent Contract then in effect and shall cease upon the earlier of: (i) contract novation or assignment of such Consent Contract as set forth immediately above; (ii) completion or termination of such Consent Contract, including any renewals or options thereto exercised by the Government or NGE; (iii) receipt of a written determination by the Government or NGE that the Consent Contract may not be subcontracted to the Subcontractor; or (iv) termination of this Agreement.
     3. Termination. In the event that any one of the Consent Contracts is terminated in whole or in part by the Government or NGE prior to contract novation or assignment and prior to expiration of the term of this Agreement, the rights of the parties concerning the termination shall be governed by the provisions of the applicable termination clause (such as the termination for convenience provisions or the termination for default provisions, as applicable) set forth in such Consent Contract, except that Subcontractor’s rights under such clause shall relate only to the period of subcontract performance hereunder for such Consent Contract. Prime Contractor may terminate Subcontractor’s work under any Consent Contract if, and only if such Consent Contract is terminated by the Government or NGE.
     4. Government Proposals. The terms of this Agreement shall also apply to any Government Contract awarded to Prime Contractor as a result of a pending bid or proposal that by its terms requires novation or the consent of an NGE to assign (hereafter an “Awarded Contract”) described on Schedule 1.1(b) or Schedule 1.1(c) of the Asset Purchase Agreement. The effective date of this Subcontract with respect to each such Awarded Contract shall be the date on which such Awarded Contract is awarded to Prime Contractor. For purposes of this Agreement, the parties’ rights, duties and obligations with respect to each such Awarded Contract are the same as set forth in this Agreement for Consent Contracts.

ARTICLE IV — INDEMNITY AND
COMPLIANCE WITH APPLICABLE LAWS
     1. General Indemnity. Prime Contractor agrees to indemnify, defend, save and hold harmless Subcontractor from and against any and all claims, liabilities, losses, expenses, damages, costs or other charges, including the costs and expenses and reasonable attorney’s fees arising out of Prime Contractor’s performance or failure to perform with respect to any of its obligations under this Agreement, or any of its obligations under the Consent Contracts prior to the Closing Date. Subcontractor agrees to indemnify, defend save and hold harmless Prime Contractor from and against any and all claims, liabilities, losses, expenses, damages, costs or other charges, including the costs and expenses and reasonable attorney’s fees arising out of Subcontractor’s performance or failure to perform with respect to any of its obligations under this Agreement or any of its obligations under the Consent Contracts on or after the Closing Date (including, without limitation, acts or omissions of Subcontractor or Subsidiary that would reasonably be expected to adversely impact the novation or assignment of any Consent Contract). This provision shall survive the expiration or termination of this Agreement.
     2. Compliance With Applicable Laws. Prime Contractor agrees to indemnify and defend Subcontractor from any allegation of violation or actual violation of any Government Prime Contract or legal requirement imposed by a Government Prime Contract caused by the actions of Prime Contractor, Prime Contractor’s employees, consultants or subcontractors of any Government Prime Contract arising out of Prime Contractor’s performance or failure to perform with respect to any of its obligations under this Agreement or any of the Consent Contracts. Subcontractor agrees to indemnify and defend Prime Contractor from (i) any allegation of violation or actual violation of law by Subcontractor or its employees, consultants or subcontractors arising out of Subcontractor’s performance or failure to perform with respect to any of its obligations under this Agreement or any of the Consent Contracts or (ii) any violation or alleged violation of any legal requirement imposed by, or relating to, a Consent Contract. This provision shall survive the expiration or termination of this Agreement.
     3. Legal Requirements. The parties agree to take necessary precautions to assure compliance with all legal requirements pertaining to the Consent Contracts.
ARTICLE V — CONFIDENTIALITY
     1. Confidential Information. Confidential information marked as such, or known to the receiving party to be confidential and proprietary to the disclosing party (hereinafter referred to as “Confidential Information”), will not be disclosed to a third party, except as authorized by the disclosing party. The receiving party is authorized to use Confidential Information in furtherance of the objectives of the Subcontract and in the performance and administration of the Consent Contracts, if applicable, and is granted any necessary license or permission by the disclosing party to do so. Disclosure of Confidential Information to third parties is authorized solely to the extent that such information is known or available to the trade or to the public or to the receiving party, without restriction, at the time of disclosure or becomes publicly available through no action of the receiving party. It is agreed that each of the parties hereto will protect and restrict access to Confidential Information with the same diligence as if it were its own provided that such diligence is reasonable.
          With respect to Confidential Information that will be disclosed or delivered to the Government, if the Confidential Information was marked with a restrictive notice by the originating party, the disclosing party will retain the restrictive notice, or will substitute the notice prescribed by the Government for such purposes, provided that the Consent Contracts, if applicable, authorize use of such a notice. If either party is notified that the Government proposes to disclose any such Confidential Information to a third party or is considering doing so, it will notify the other party. If Prime Contractor receives such notice regarding Confidential Information of Subcontractor, Prime Contractor agrees to cooperate in either authorizing or contesting such disclosure.
          In the event of an authorized disclosure by a party to a third party other than the Government, any restrictive notice will be retained on any information so disclosed.
          Upon termination or expiration of this Subcontract and completion of all deliverable requirements contained in this Subcontract as of the date of termination or expiration, the parties agree to return all Confidential Information and copies thereof in their possession to the disclosing party or destroy all such Confidential Information and copies and certify to the disclosing party (with such certificate being signed by an appropriate officer) that such destruction has occurred.
          As between Subcontractor and Prime Contractor, the foregoing provisions as to the disclosure and use of Confidential Information shall expire five (5) years from the date such information is received by the receiving party.
     2. Survival. The provisions of this Article V shall survive termination or expiration of this Subcontract.
ARTICLE VI — DISPUTES
     1. Resolution of Disputes. For the purposes of this Subcontract, the terms “claim,” “certification” or “certify,” and “dispute” shall have the meaning of the same terms as used in the Contract Disputes Act of 1978 (41 U.S.C. §§ 601-613), FAR Subpart 33.2, and FAR 52.233-1, “Disputes (DEC 1991).” All disputes arising under or relating to this Agreement shall be resolved under this Article VI.
     2. Procedure. Subject to Article I, Section 3, with respect to any claim made by Subcontractor for which the Government is or may be liable, Subcontractor agrees that it will prepare its claim and will present it to Prime Contractor for submission to the Government under the Contract Disputes Act. Prime Contractor agrees to submit any such claim to the Government, at the expense of Subcontractor and subject to Prime Contractor’s determination, in its reasonable discretion, as to the merit of such claim. Prime Contractor shall promptly pay to Subcontractor any amount determined on appeal under the applicable Prime Contract, to the extent such payment relates to the period of Subcontract performance by Subcontractor. Subcontractor shall have the sole authority to direct the prosecution of the claim. In the event of a denial of a claim by the Contracting Officer, Prime Contractor shall, at the direction and expense of Subcontractor, either appeal or file suit pursuant to the Contract Disputes Act and implementing regulations, or permit Subcontractor to proceed in Prime Contractor’s name. The parties will be bound by the results of that process.
          To the extent that a claim or dispute between Prime Contractor and Subcontractor does not arise from the action or inaction of the Government, but rather solely from the action or inaction of a party to this Agreement, then it shall be resolved as follows. The Parties shall use their best efforts to settle the dispute, claim, question or disagreement. To this effect, Prime Contractor and Subcontractor shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of 30 days, then, upon notice by either Party to the other, all disputes, claims, questions or disagreements shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The number of arbitrators shall be one. The place of arbitration shall be Falls Church, Virginia The arbitrator shall not have the authority to award (a) punitive, exemplary or other special damages, or any indirect, incidental or consequential damages of any kind, including consequential damages arising out of or resulting from business interruption or loss of customers, goodwill, use, income, profits or anticipated profits, business or business opportunity, savings, data or business reputation, regardless of whether such damages are based in contract, breach of warranty, tort, negligence or any other theory, and regardless of whether the Party against which such claim is made has been advised of, knew of, or should have known of the possibility of such damages. All costs and expenses of the Arbitrator and the American Arbitration Association shall be borne by the Parties equally; each Party shall bear the costs and expenses, including attorney’s fees, of its own counsel, experts, witnesses and preparation and presentation of its case. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
     3. Continuation of Performance. The Parties shall proceed diligently with performance of this Agreement, pending final resolution of any request for relief, claim, appeal, dispute or action arising under or in connection with the Agreement.
ARTICLE VII — MISCELLANEOUS
     1. Waiver. The waiver or failure of either party to enforce the terms of this Agreement shall not constitute a waiver of that party’s rights under this Agreement with respect to any other violation of the same or other terms.
     2. Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but Subcontractor may not assign this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of Prime Contractor.
     3. Entire Agreement. This Agreement and the Asset Purchase Agreement contain the entire understanding between the parties hereto relating to the subject matter hereof and supersede all prior negotiations, agreements, communications and writings with respect to this Agreement. This Agreement may only be amended by a writing signed by both parties hereto.
     4. Severability. The provisions of this Agreement are independent and severable. To the extent that any one provision is rendered inoperative, or is contrary to law, the parties agree that, to the extent possible, all other provisions of the Subcontract shall be given full force and effect.
     5. Section Headings. Section headings are provided for purposes of convenience only, and do not limit the scope or effect of the provisions and clauses of this Agreement.
     6. Applicable Law. This Agreement shall be interpreted, and construed under (in order of preference) the law applicable to Federal contracts, and the law of Virginia (excluding its principles of conflict of laws).
     7. Notices. Any notice or communication required to be given by this Subcontract must be delivered as if a notice under the Asset Purchase Agreement.
     8. Effective Date. This Agreement is entered into and is effective as of the date hereof.
     9. Authority. This Agreement is executed by individuals who are duly authorized to legally bind their respective organizations.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Subcontract Agreement to be duly executed, as of the date first written above.
ANTEON CORPORATION:

By:

Name:

Title:

ALION SCIENCE AND TECHNOLOGY CORPORATION:

By:

Name:

Title:

EXHIBIT D
FORM OF RETENTION AGREEMENT
ANTEON CORPORATION
June [ ], 2006
[Name]
[Title]
[Address]
Dear                     :
          As you know, Anteon Corporation (“Anteon”) intends to sell to a third party (the “Buyer” or the “Company”) a portfolio of contracts under which Anteon provides a range of Program Management and Engineering Services to certain customers (hereinafter the “Business”). Your contributions to the success of the Business and your active involvement during the transition period subsequent to such a Sale are important to Anteon and to the Buyer. Therefore, on behalf of Anteon, I am pleased to offer you this retention agreement (the “Agreement”), which will provide financial incentives for you to remain employed by the Buyer following the completion of the Sale.
          The terms of this Agreement, Paragraphs 1 and 2 of which shall only become effective as of the Effective Date (as defined herein), are as follows:
          Retention Incentive Payment. On the Effective Date (as defined herein), you will be eligible for a retention incentive payment in the amount of             dollars ($            ) (the “Retention Incentive Payment”), subject to the following terms and conditions. The Retention Incentive Payment shall be paid to you by the Buyer on the twelve (12) month anniversary of the closing date of the Sale. However, you are not eligible to receive the Retention Incentive Payment if (a) the Sale does not occur, (b) you are no longer employed by the Buyer at the time any such payment is due to be paid because of your voluntary termination, resignation, death, disability or termination by the Buyer for “Cause,” or (c) the Buyer of the Business requires, as a condition of the Sale, an employment agreement with you (which agreement contains no adverse change in your salary or incentive compensation) and you have not entered into such employment agreement with such Buyer as of the closing date of the Sale, except for such ancillary non-employment agreements of the Company providing for the protection and assignment of intellectual property executed by all of the Buyer’s employees. If your employment is terminated by the Buyer without Cause prior to the date that the payment is due, you shall be entitled to receive the Retention Incentive Payment. If an Effective Date does not occur within 6 months following the date first written above, this Agreement shall automatically terminate as of such date.

     For the purpose of this Agreement, “Cause” shall mean any of the following: (A) the commission by you of any act constituting financial dishonesty against the Company; (B) your engagement in any act of dishonesty, fraud, intentional misrepresentations, moral turpitude or illegality which, as determined by the Company: (aa) adversely affects the business or the reputation of the Buyer with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business; or (bb) exposes the Company to a risk of civil or criminal legal damages, liabilities or penalties; (C) any material misconduct, material violation by you of the Company’s policies, or non-performance of any material duty by you in connection with the business affairs of the Company; or (D) any material breach by you of this Agreement.
          2. Covenants. In consideration for the payment and agreements described in this Agreement, you agree to the following:
          (a) Confidentiality of Transaction Information. You will not disclose to any party information related specifically to the Sale transaction including its existence, price, parties, arrangements, schedules and all related information pertinent to the solicitation, presentation, and closure of the Sale of the Business.
          (b) Return of Property; Intellectual Property Rights. On or before your termination of employment for any reason, you will return all property owned by the Company including files, documents, data and records (whether on paper, tapes, disks, or in any other form, electronic or otherwise), office equipment, credit cards, and employee identification cards. You acknowledge that the Company is the rightful owner of any programs, ideas, inventions, discoveries, copyright material, or trademarks that you may have originated or developed, or assisted in originating or developing, during your period of employment with the Company, where any such origination or development involved the use of company time or resources, or the exercise of your responsibilities for or on behalf of the Company. You will at all times, both before and after termination of employment, cooperate with the Company (at the Company’s expense) in executing and delivering documents and taking any other actions that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, copyright material, or trademarks, and to vest title thereto in the Company.
               (c) Proprietary and Confidential Information. You will at all times preserve the confidentiality of all proprietary information and trade secrets of the Company, except to the extent that disclosure of such information is legally required. The phrase “proprietary information” means information that has not been lawfully disclosed to the public and that is treated as confidential within the business of the Company.
               (d) Interference with Employees and Customers. During the period of your employment with the Company and for a period ending twelve (12) months following the termination of your employment for any reason from the Company, you, except with the written consent of the Company, will not, directly or indirectly, (i) recruit or solicit any employee of the Company or the Company’s affiliates (collectively “Covered Employee”) for employment or for retention as a consultant or service provider; (ii) hire or participate (with another company or third party) in the process of hiring any person who is then, or who within the preceding six (6) months was a Covered Employee, or provide names or other information about the Company’s employees to any person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring; (iii) solicit or induce, or in any manner attempt to solicit or induce, any client or customer under contract with the Company or its affiliates or any prospective client or customer to which the Company or its affiliates has made a proposal at that time (1) to cease being a customer of or to not become a customer of the Company or its affiliates, or (2) to divert any business of such customer from the Company or its affiliates; or (iv) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the contractual relationship between the Company or its affiliates, and any of their customers or clients, suppliers, consultants, or employees.
               (e) Waiver. Nothing in this Agreement will bar you from requesting, at the time of your termination of employment or at any time thereafter, that the Company, in its sole discretion, waive in writing the Company’s rights to enforce some or all of this paragraph 2 (“Covenants”).
               (f) Other Agreements and Policies. The obligations imposed on you by this paragraph 2 (“Covenants”) are in addition to, and not in lieu of, any and all other policies or agreements of the Company.
               (g) Violation of Covenants. In the event that you violate any of the covenants set forth in this Agreement, including those set forth in paragraph 2, upon written notice and demand from the Company, you shall forfeit and pay over to the Company the total amount of any Retention Incentive Payment paid to you prior to the date of such notice.
     3. Assignment. Anteon intends to assign all of its rights and delegate all of its obligations under this Agreement to the Buyer of the Business concurrently with the completion of the Sale and such Buyer shall agree to assume all the obligations of Anteon hereunder. You hereby consent, without the requirement of further notice, to any such assignment, delegation and assumption. You may not assign your rights and obligations under this Agreement.
     4. Binding Effect. This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by your personal and legal representatives, executors and successors. This Agreement and all of Anteon’s and the Company’s rights hereunder shall inure to the benefit of and be enforceable by the Company’s successors and assigns.
     5. Taxes. The Company may withhold from any benefits payable under this Agreement all taxes that the Company reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is your obligation to pay all required taxes on any amounts provided under this Agreement, regardless of whether withholding is required.

     6. Confidentiality. Except to the extent otherwise required by law, you will not disclose, in whole or in part, any of the terms of this Agreement. However, you may disclose the terms of this Agreement to your spouse or to your legal and financial advisors, provided that you take all reasonable measures to assure that he or she does not disclose the terms of this Agreement to a third party except as otherwise required by law.
          7. Governing Law. The provisions of this Agreement will be construed and enforced in accordance with the laws of the Commonwealth of Virginia, determined without regard to its choice of law rules.
          8. Definitions
(a) Sale. For purposes of this Agreement, a “Sale” will be deemed to occur upon the consummation of the sale of the portfolio of contracts and other assets determined by Anteon to constitute the Business.
(b) Effective Date. For purposes of this Agreement, the “Effective Date” shall be the date upon which the closing of the Sale occurs.
(b) Affiliates. For purposes of this Agreement, an “affiliate” shall mean another person, company or other legal entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.
          9. Survival. The provisions of paragraphs 2 (“Covenants”), 6 (“Confidentiality”), and 7 (“Governing Law”) shall survive the termination of this Agreement.
          10. Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements and communications, whether oral or written, between them with respect to the subject matter hereof. This Agreement may not be modified prior to the closing date of a Sale except by written agreement between you and Anteon.
          11. No Employment Contract. You understand and acknowledge that this Agreement does not constitute a contract of employment, does not affect your status as an employee at will and does not imply that your employment will continue for any period of time.
[SIGNATURES ON NEXT PAGE]

     Anteon believes that this Agreement provides you with additional financial incentives to remain with the Company following the Sale. Please indicate your acceptance by signing below and returning it to Kerry Ross, Vice President, Human Resources, within three business days from the date first written above.
Sincerely yours,

I accept and agree to the terms described above.

Signature	Date

Printed Name

EXHIBIT E
TRANSITION SERVICES AGREEMENT
          This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of ___, 2006 by and between ANTEON CORPORATION, a Virginia corporation (the “Seller”), and ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (the “Parent”).
          WHEREAS, pursuant to that certain Asset Purchase Agreement dated [                    ], 2006 (as amended or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), by and among the Seller, Parent, and Alion Technical Services Corporation, a subsidiary of Parent corporation and a Delaware corporation (the “Buyer”), the Seller has agreed to sell, and the Buyer has agreed to acquire the Purchased Assets and assume the Assumed Liabilities, on the terms and subject to the conditions set forth in the Purchase Agreement; and
          WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Seller and the Parent have agreed that the Seller or its Affiliates will provide to the Parent certain transition services that may be useful to effect the orderly transition of the Purchased Assets and Assumed Liabilities from the Seller to the Buyer;
          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, each of the Seller and the Parent agrees as follows:
          Section 1. Definitions. Capitalized terms used but not defined herein have the meanings given to such terms in the Purchase Agreement.
          Section 2. Transition Services. During the Term (as defined in Section 5(a)), the Seller will provide, or cause one or more of its Affiliates to provide to the Parent with respect to the Purchased Assets and Assumed Liabilities, upon the terms and subject to the conditions hereof, the services more particularly described on Appendix A (collectively, the “Transition Services”). The Parent will adhere to any conditions or policies applicable to its use of the Transition Services as set forth in this Agreement.
          Section 3. Nature of the Transition Services.
               (a) Level of Service. The Seller will use commercially reasonable efforts to cause the Transition Services to be performed in the manner and at a relative level of service and care substantially similar to that performed by the Seller in connection with the Purchased Assets and Assumed Liabilities during the six month period immediately prior to the Closing Date.
               (b) Priorities. The Seller and the Parent shall mutually establish priorities, as between the Seller and the Parent, as to the provision of any Transition Service; provided, that the Seller shall use commercially reasonable efforts to maintain sufficient resources to perform the Transition Services in accordance with this Agreement, and provided further, to the extent applicable, that such prioritization shall be consistent with the Seller’s practices during the six month period immediately prior to the Closing Date. Each Party shall cause its employees and, as appropriate, its Affiliates that perform or provide any Transition Service to cooperate in good faith and in a professional and workmanlike manner with employees of the other to the extent reasonably required for the delivery of the Transition Services.
               (c) Level of Use. The Parent will use commercially reasonable efforts to end its reliance on the Transition Services as soon as reasonably possible following the Closing Date. Except as set forth on Appendix A, as the Parent or the Seller may otherwise agree in writing or as otherwise required pursuant to this Agreement, the Parent’s use of any Transition Service will not be greater than the level of use required by the Seller with respect to the Purchased Assets or Assumed Liabilities during the six month period immediately prior to the Closing Date. In no event will the Parent be entitled to increase its use of any of the Transition Services above that level of use without the prior written consent of the Seller.
               (d) Use of Services. The Seller shall provide the Transition Services to the Parent for substantially the same purpose and in substantially the same manner as the Seller used such Transition Services with respect to the Purchased Assets or Assumed Liabilities during the six month period prior to the Closing Date. The Parent shall not, and shall not permit its employees, agents or Affiliates to, resell any Transition Services to any third party or permit the use of any Transition Services by any third party other than in connection with the conduct of the Parent’s business in the ordinary course.
               (e) Other Services. If, after the execution of this Agreement, the Parent reasonably determines that a service provided in connection with any of the Purchased Assets or Assumed Liabilities as performed by the Seller prior to the Closing Date was inadvertently omitted from Appendix A to this Agreement, then the Parties shall negotiate in good faith to add those services to this Agreement, and upon reaching such an agreement such services shall be deemed to be “Transition Services” for purposes of this Agreement. The charges for such services will be determined on a basis consistent with the methodology for determining the charges for other Transition Services as provided for in Appendix A of this Agreement.
               (f) Third Parties. The Parties will use their commercially reasonable efforts to obtain any necessary or required consent from any third party that is necessary for the Transition Services to be provided, in each case in accordance with the terms and conditions of any applicable agreements between such third parties and the Seller or its Affiliates, as applicable. If any third party withholds such consent, the Seller shall use its commercially reasonable efforts to obtain replacement services. Subject to Section 3(a), the Seller shall have the right to renegotiate any third party lease or agreement relating to any Transition Service, including changing service providers (notwithstanding any reference to a specific service provider that may be described on Appendix A). All reasonable fees and expenses arising in connection with obtaining such third party consents and replacement services shall be paid by the Parent.

               (g) Access to the Parent. The Parent shall make available on a timely basis to the Seller, or such other Person providing the Transition Services, all information and materials reasonably requested by such Person to enable it to provide the Transition Services. During the Term, the Parent shall provide the employees and agents of the Seller, or such other Person providing the Transition Services, with all necessary access to its premises to provide the Transition Services, provided that such access does not unreasonably interfere with the normal operations at such premises.
               (h) Financial Statements. In order to assist the Parent in its preparation of financial statements related to the Purchased Assets and Assumed Liabilities (the “Financial Statements”) and any audit thereof, during the Term, the Seller shall allow the Parent access to its accounting records and personnel related to the Purchased Assets and Assumed Liabilities at such times and in such manner as the Parent may reasonably request. In connection with the foregoing, the Seller shall use commercially reasonable efforts to cooperate with the Parent’s efforts to obtain access by the Parent or its accountants or auditors to the working papers maintained by the Seller’s auditors related to the Purchased Assets or Assumed Liabilities. The Seller shall use commercially reasonable efforts to comply with the Parent’s reasonable requests for assistance required for the preparation of the Financial Statements and the audit thereof, including any appropriate and customary management representation letters as may be reasonably required by the Parent’s auditors. Notwithstanding the foregoing, the Parent and the Seller agree and acknowledge that the Parent is responsible for the preparation and content of the Financial Statements and that Seller’s assistance pursuant to this section will be of an ancillary nature. The Seller acknowledges that the Parent may be required to provide Financial Statements in a timely manner pursuant to Regulation S-X, promulgated under the Securities Act of 1933, as amended, and the Seller will use commercially reasonable efforts as set forth above to assist the Parent in that regard.
          Section 4. No Obligation to Continue to Use Services; Partial Termination. The Parent will have no obligation to continue to use any of the Transition Services and may terminate any Transition Service, in whole or in part, by giving the Seller not less than 30 days’ prior written notice (or such longer notice as is required under an agreement with any third party providing, or relating to, any Transition Service) of its desire to terminate any particular Transition Service, in whole or in part (the “Termination Notice”). As soon as reasonably practicable following receipt of the Termination Notice (but no later than 15 days prior to the effective date of the termination as specified in a Termination Notice (the “Effective Date”)), the Seller will advise the Parent whether the termination of such Transition Service will require the termination or partial termination of any other Transition Services from the same third party provider that are related to or dependent upon the Transition Service the Parent seeks to terminate, or will result in any early termination costs related to third party providers that would be payable as a result of the Parent terminating such service prior to the full term of such Transition Service (which third party costs, if any, will be borne by the Parent). If such third party costs would be triggered as a result of such termination, then the Parent may withdraw its Termination Notice within 10 days after receipt of such notice from the Seller, and upon such withdrawal, the Transition Services shall continue to be provided by the Seller without interruption; provided that the Seller has not, at the Parent’s request, delivered a termination notice to any third party provider of such Transition Services. If the Parent does not withdraw the Termination Notice within such period, such termination will be final and binding and shall be deemed effective as of the Effective Date. Upon such termination or the expiration of the term of such Transition Service as set forth in Appendix A, the Parent’s obligation to pay any fees applicable to the provision of such terminated or expired Transition Service (or part thereof) with respect to the period following the Effective Date, and the Seller’s obligation to provide such terminated or expired Transition Service (or part thereof) with respect to the period following the Effective Date, will terminate.
          Section 5. Term, Termination and Extension.
               (a) Term. Subject to Section 4 and the remainder of this Section 5, the term of this Agreement will commence on the date hereof and continue with respect to each of the Transition Services until the earlier of (i) December 31, 2006 or (ii) the termination of the final Transition Service pursuant to Section 4; provided, however, that to the extent any of the Transition Services set forth in Appendix A provides for a later or earlier term, then that term shall control with respect to such Transition Service (the “Term”) . The last date in the Term is referred to herein as the “Termination Date.”
               (b) Termination. Notwithstanding the foregoing, this Agreement may be terminated by the Seller, (i) upon 60 days’ written notice if the Parent materially breaches or is in default of any payment obligation and does not cure such breach or default within such 60 day period; (ii) immediately by giving written notice to the Parent if (A) the Parent ceases to do business as a going concern without an assignment of its rights and obligations to a successor in interest; (B) the Parent applies for, or consents to, the appointment of a trustee, receiver or other custodian, or makes an assignment for the benefit of creditors; (C) the Parent becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (D) the Parent commences or has commenced against it any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings and, if such case or proceeding is commenced against it, such case or proceeding is not dismissed within 60 days thereafter; (E) any substantial part of the Parent’s property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency without being released or satisfied within 10 days thereafter or (F) with respect to a particular Transition Service, the Seller’s fulfillment of its obligations pursuant to this Agreement related to such particular Transition Service conflicts with, as reasonably determined by the Seller, any existing or future agreements or arrangements with the U.S. Government with respect to the avoidance, resolution or mitigation of “Organizational and Consultant Conflicts of Interests,” as that term is used in Subpart 9.5 of the Federal Acquisition Regulation (48 C.F.R. Sec. 9.500 et seq.); or (iii) as to any particular Transaction Service pursuant to Section 4.
               (c) Effect of Termination. Upon the termination of this Agreement or the expiration of the Term, all rights and obligations of the Parties will immediately cease and terminate, and no Party will have any further obligation to the other Party with respect to this Agreement, except (i) for charges accrued but unpaid as of the date of such termination or expiration, (ii) as set forth in the provisions of this Agreement that are specifically designated herein as surviving such termination or expiration, and (iii) for the rights and obligations pursuant to Sections 10 and 12, which will survive such termination or expiration. Upon the termination of this Agreement or any particular Transition Service or the expiration of the Term, the Parties shall cooperate in order to transfer or store (at the Parent’s reasonable expense) all books, records and files directly related to the Transition Services and take all other actions necessary to provide the Parent with sufficient information to make alternate arrangements to perform or obtain from third parties comparable Transition Services. Subject to Section 12(m), the Seller may make duplicates of such books, records or files for its legal records at its own cost.
          Section 6. Fees.
               (a) Compensation for Transition Services.
                    (i) As consideration for the Transition Services, Parent will pay to Seller an amount equal to Seller’s fully-burdened cost (excluding general and administrative and overhead expenses) incurred by the Seller in providing such Transition Services; provided that any Transition Services provided by third parties will be charged to Parent based on actual payments made by Seller or its Affiliates for such Transition Services. Any charges based on a monthly or other time basis will be pro rated based on actual days elapsed during the period of service.
                    (ii) The charges for the Transition Services set forth on Appendix A are based on certain assumptions acknowledged and agreed to by the Parties regarding the underlying costs of providing the Transition Services. If events occur that cause a material change in the underlying costs of providing the Transition Services, the Seller and the Parent hereby agree to negotiate in good faith in order to (A) provide for a proper refund to the Parent if the Seller has already been paid for the Transition Services and the charges therefor have been overestimated, (B) provide for a proper supplemental payment to the Seller if the Seller has already been paid for the Transition Services and the charges therefor have been underestimated and (C) adjust the charges that the Parent will be required to pay going forward for the continued provision of the Transition Services.
               (b) Payment. Except as otherwise expressly provided herein, the Seller shall invoice the Parent monthly in arrears for the Transition Services. Except as otherwise expressly provided in Appendix A, payment in U.S. dollars shall be made by the Parent within 30 days after receipt of any invoice. During such 30 day period, the Parent may reasonably dispute the amounts set forth on the invoice and provide the Seller written notification detailing the grounds for the dispute. If the Parent does not dispute the invoice within such period, the invoice will be deemed accepted and shall be deemed undisputed. The Parent shall not withhold any payments to the Seller under this Agreement, and the Seller shall not withhold the provision of any Transition Services to the Parent, during the period that any good faith dispute may be pending between the Seller and the Parent under this Agreement (any required adjustment being made on subsequent invoices).
               (c) Payment Processing. The Parent agrees to pay a finance charge on past due amounts equal to the Prime Rate (as defined below) plus 2% per annum or, if lower, the maximum rate permitted by Law. For purposes of this Agreement, the term “Prime Rate” means a rate equal to the prime rate of interest announced from time to time by Citibank N.A. (the “Bank”) at its principal office in New York, New York. The Prime Rate will change on the same day as any change in such rate announced by the Bank. The statement by the Bank as to what the Prime Rate was on any given day will be conclusive. In the event that the Bank should cease to publish a prime rate, the prime rate listed in the Wall Street Journal will be an acceptable substitute therefor. All payments hereunder will be payable to the Seller pursuant to wire transfer or other instructions provided to the Parent by the Seller.
          Section 7. Personnel.
               (a) Right to Designate and Change Personnel. The Seller, its Affiliates and any third parties providing Transition Services hereunder will have the right, in their discretion, to designate which of their personnel will be assigned to perform the Transition Services, including, subject to Section 12(a), the right to remove and replace any such personnel at any time or to designate an Affiliate to perform any or all of the Transition Services. The Seller may designate a third party to perform or cause a third party to provide any or all of the Transition Services, but if such third party was not providing the Seller such Transition Service on the Closing Date, the Seller must first obtain the Parent’s prior consent to having such third party provide such Transition Service, which consent shall not be unreasonably withheld.
               (b) Seller Transition Manager. Concurrently with the execution of this Agreement, the Seller will appoint one of its employees (the “Seller Transition Manager”) who will have overall responsibility for managing and coordinating the delivery of the Transition Services during the Term and will coordinate and consult with the Parent Transition Manager (as defined below). The Seller may, in its discretion, select other individuals to serve in the capacity of the Seller Transition Manager during the Term after providing prior written notice to the Parent.
               (c) Parent Transition Manager. Concurrently with the execution of this Agreement, the Parent will appoint one of its employees (the “Parent Transition Manager”) who will have overall responsibility for managing and coordinating the delivery of the Transition Services during the Term and will coordinate and consult with the Seller Transition Manager. The Parent may, in its discretion, select other individuals to serve in the capacity of the Parent Transition Manager during the Term after providing prior written notice to the Parent.
               (d) Authority. The Seller Transition Manager and the Parent Transition Manager shall have the authority to bind their respective companies to modifications of Appendix A only pursuant to communications given in accordance with Sections 12(a) and (i), and will be responsible for their respective Party’s monitoring of the status of the Transition Services provided under this Agreement.
          Section 8. Proprietary Rights; Software.
               (a) Third-Party Software. All fees and expenses arising in connection with obtaining the consents, approvals or authorizations of any third parties with respect to software that is used in connection with the provision of any Transition Services hereunder shall be paid by the Parent. Subject to the immediately preceding sentence, the Seller will use commercially reasonable efforts to obtain any consent that may be required from such licensors in order to provide any of the Transition Services hereunder.

               (b) Seller Software. Any software, development tools, know-how, methodologies, processes, technologies, or algorithms owned by the Seller and which may during the Term be operated or used by the Seller or its Affiliates in connection with the performance of the Transition Services hereunder, will remain the Seller’s property and neither the Parent will have any rights or interests therein.
               (c) Proprietary Rights. Except as otherwise expressly set forth in Appendix A, nothing in this Agreement will be deemed or considered to grant to the Parent a license (whether express or implied) of any intellectual property or proprietary rights owned or licensed by the Seller or its Affiliates, or otherwise grant or transfer any rights therein to the Parent. The Seller and its Affiliates hereby reserve any and all rights under such intellectual property and proprietary rights not expressly granted to the Parent (if any) in Appendix A.
          Section 9. IT Services.
               (a) Information Policies. While using any data processing or communications services of the Seller (whether or not identified on Appendix A), the Parent will adhere in all respects to the Seller’s corporate information policies (including polices with respect to protection of proprietary information and other policies regarding the use of computing resources) as in effect from time to time and provided in advance to the Parent.
               (b) Data and System Conversion Plan. The Seller and the Parent will jointly develop mutually acceptable a data and system conversion plan as soon as reasonably practicable after the date hereof. The Seller and the Parent each agree to use commercially reasonable efforts to assist the other to meet the mutually agreed upon milestones, timelines and resource requirements identified in the final detailed systems conversion plan. Following this process, the plan will be considered firm and will be used by both the Seller and the Parent to synchronize their own related project efforts. Any schedule modifications occurring after the plan is firm will require joint approval by the Seller and the Parent, such approval not to be unreasonably withheld.
               (c) Computing Capacity. If providing the Transition Services will require the Seller to purchase additional computing capacity, the Parent and the Seller will jointly agree on mutually acceptable means of sharing the cost of such additional capacity.
          Section 10. Limitation on Warranty; Limitation on Liability.
               (a) LIMITATION ON WARRANTY. THE PARENT HEREBY ACKNOWLEDGES AND AGREES THAT THE SELLER HAS AGREED TO PROVIDE THE TRANSITION SERVICES HEREUNDER IN THE MANNER PROVIDED IN THIS AGREEMENT AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE SELLER NOR ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY WITH RESPECT TO THE TRANSITION SERVICES OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, ACCURACY, AVAILABILITY, TIMELINESS, COMPLETENESS OR THE RESULTS TO BE OBTAINED

FROM SUCH TRANSITION SERVICES, AND THE SELLER AND ITS AFFILIATES HEREBY DISCLAIM THE SAME. NEITHER THE SELLER NOR ANY OF ITS AFFILIATES GUARANTEES OR WARRANTS THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABIITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY DATA PROVIDED TO THE PARENT.
          (b) Limitation of Liability.
               (i) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY WILL BE LIABLE TO THE OTHER IN RESPECT OF A CLAIM ARISING OUT OF ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUSINESS INTERRUPTION OR LOSS OF CUSTOMERS, GOODWILL, USE, INCOME, PROFITS OR ANTICIPATED PROFITS, BUSINESS OR BUSINESS OPPORTUNITY, SAVINGS, DATA OR BUSINESS REPUTATION), REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER THE PARTY AGAINST WHICH SUCH CLAIM IS MADE HAS BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.
               (ii) THE PARENT ACKNOWLEDGES THAT THE SELLER IS NOT IN THE BUSINESS OF PROVIDING SERVICES OF THE TYPE CONTEMPLATED BY THIS AGREEMENT, AND THAT THE TRANSITION SERVICES ARE TO BE PROVIDED ON A TEMPORARY BASIS TO THE PARENT TO ASSIST WITH THE ORDERLY TRANSITION OF THE PURCHASED ASSETS AND ASSUMED LIABILITIES FROM THE SELLER TO THE PARENT. ACCORDINGLY, THE SELLER’S MAXIMUM LIABILITY TO THE PARENT ARISING UNDER OR IN RELATION TO THIS AGREEMENT OR ANY OF THE TRANSITION SERVICES PROVIDED HEREUNDER WILL BE LIMITED TO AN AMOUNT EQUAL TO THE AMOUNT PAID BY THE PARENT FOR THE APPLICABLE TRANSITION SERVICE; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION ON LIABILITY IN THIS SECTION 10(b)(ii) WILL NOT APPLY TO ANY CLAIMS BY THE PARENT ARISING AS A RESULT OF THE SELLER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUDULENT OR BAD FAITH ACTIONS.
          (c) Survival. This Section 10 shall survive any termination or expiration of this Agreement for any reason.
     Section 11. Dispute Resolution. In the event of any dispute, claim, question or disagreement between the Parties hereto arising from or relating to this Agreement or the breach thereof, the Parties shall use their best efforts to settle the dispute, claim, question or disagreement. To this effect, the Parent Transition Manager and the Seller Transition Manager shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of 30 days, then, upon notice by either Party to the other, all disputes, claims, questions or disagreements shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The number of arbitrators shall be one. The place of arbitration shall be Falls Church, Virginia The arbitrator shall not have the authority to award (a) punitive, exemplary or other special damages, or any indirect, incidental or consequential damages of any kind, including consequential damages arising out of or resulting from business interruption or loss of customers, goodwill, use, income, profits or anticipated profits, business or business opportunity, savings, data or business reputation, regardless of whether such damages are based in contract, breach of warranty, tort, negligence or any other theory, and regardless of whether the Party against which such claim is made has been advised of, knew of, or should have known of the possibility of such damages, or (b) an amount of damages against the Seller in excess of the limitation on liability contained in Section 10(b)(ii). All costs and expenses of the Arbitrator and the American Arbitration Association shall be borne by the Parties equally; each Party shall bear the costs and expenses, including attorney’s fees, of its own counsel, experts, witnesses and preparation and presentation of its case. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
          Section 12. General.
               (a) Amendment; Successors and Assigns. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Seller and the Parent and provided that communications concerning such amendment are provided as set forth in Section 11(i) at least 5 business days prior to the execution of such amendment. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by either of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that, subject to Section 7(a), the Seller may delegate its duties hereunder to such third parties as may be qualified to provide the Transition Services so long as such delegation does not result in increased costs to the Parent for such Transition Services. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
               (b) Entire Agreement. This Agreement, Appendix A and the other documents referred to herein collectively constitute the entire agreement among the Parties with respect to the subject matter contained herein and supersede any prior and contemporaneous understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.
               (c) Force Majeure. Neither Party will be liable to the other for any loss, claim or damage as a result of any delay or failure in the performance of any obligation hereunder, directly or indirectly caused by or resulting from any act or event beyond such Party’s control, including: acts of the government; acts of God; acts of third persons; strikes, embargoes, delays in the mail, transportation and delivery; power failures and shortages; fires; floods; epidemics and unusually severe weather conditions; or other causes beyond the control of such Party; provided, however, that no event of force majeure shall relieve the Parent from its payment obligations under this Agreement with respect to the Transition Services actually performed hereunder.

               (d) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Party. The use of the word “including” in this Agreement means “including without limitation” and is intended by the Parties to be by way of example rather than limitation. Appendix A will be construed with, and as an integral part of, this Agreement to the same extent as if set forth verbatim herein.
               (e) No Conflict. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the terms of this Agreement will prevail. Without limiting the foregoing, the Parties agree that the rights and remedies set forth in this Agreement are the sole rights and remedies of the Parties under this Agreement and that Article X of the Purchase Agreement does not apply to this Agreement. Except as provided in this Section 12(e), nothing contained herein will be deemed to alter, modify, expand or diminish the terms of the Purchase Agreement.
               (f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement or any portion hereof is held to be prohibited by or invalid under Law, such provision or portion hereof will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or this Agreement.
               (g) No Third-Party Beneficiary. Except to the extent expressly set forth herein with respect to Affiliates of the Seller, this Agreement will not confer third party beneficiary rights or remedies upon any Person or entity other than the Parties hereto and their respective successors and permitted assigns and the Indemnified Parties under Section 10(c).
               (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement.
               (i) Notices. Any notice, request, instruction or other document to be given hereunder will be in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or sent by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, overnight courier service; three business days after being mailed, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine if sent by facsimile.

If to the Seller:	Anteon Corporation
c/o General Dynamics Corporation
2941 Fairview Park Drive
Falls Church, VA 22042-4513
Attention: David A. Savner, Esq.
Senior Vice President and General Counsel
Facsimile No.: (703) 876-3554

With a copy (which will not constitute notice) to:	Jenner & Block LLP One IBM Plaza
Chicago, IL 60611-7603
Attention: Thaddeus J. Malik, Esq.
Facsimile No.: (312) 840-7313

If to the Parent:	Alion Science and Technology Corporation
1750 Tysons Blvd. Suite 1300
McLean, VA 22102
Attention: James C. Fontana, Esq.
Senior Vice President and General Counsel
Facsimile No: (703) 734-6901

With a copy (which will not constitute notice) to:	Venable LLP 575 7th Street, NW
Washington, DC 20004
Attention: Wallace Christner, Esq.
Facsimile No: (202) 344-8300
               (j) Relationship of the Parties. The Seller or its Affiliates, on the one hand, and the Parent, on the other hand, will not be deemed by virtue of this Agreement to be partners or joint venturers, and their relationship as hereby established is that of an independent contractor to the other Party. In matters relating to this Agreement, each Party will be solely responsible for the acts of its employees and agents and such employees or agents will not be considered employees or agents of the other Party. Neither Party will have any right, power or authority to create any obligation, express or implied, on behalf of the other except to the extent expressly provided herein.
               (k) Choice of Law/Venue. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, AND INTERPRETATION OF THIS AGREEMENT AND/OR THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES AND THE PARTIES AGREE AND CONSENT TO EXCLUSIVE VENUE AND JURISDICTION IN THE STATE AND FEDERAL COURTS OF DELAWARE FOR ANY ACTION RELATING TO ANY OF THE FOREGOING AND WAIVE ANY DEFENSE OF INCONVENIENT FORUM IN CONNECTION WITH THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING SO BROUGHT. EACH PARTY FURTHER AGREES NOT TO BRING ANY SUCH ACTION OR PROCEEDING IN ANY OTHER COURT. The Parties further agree and consent to accept service of process by certified or registered United States mail, return receipt requested, addressed as provided herein. Nothing in this Section 12(k), however, will affect the right of any Party to serve legal process in any other manner permitted by law.

               (l) Compliance with Laws. Each Party will comply with all Laws governing the Transition Services to be provided hereunder. No Party will take any action in violation of any Law that could result in liability being imposed on the other Party. The Seller shall promptly notify the Parent of any compliance problems in connection with the Transition Services of which the Seller becomes aware.
               (m) Confidentiality. The Parent and Seller agree and acknowledge that in connection with performing its obligations hereunder, the Seller may have access or come into contact with highly confidential or proprietary information belonging, or relating, to the Parent and its business. For a period commencing on the date of this Agreement and terminating five (5) years after the expiration or termination of this Agreement, each of the Parties will, and will use commercially reasonable efforts to cause its Affiliates to, keep confidential (except as may be disclosed to the Parties’ Affiliates, attorneys, auditors or other representatives in the course of the provision and receipt of the Transition Services in accordance with the terms hereof) and not knowingly use in a manner that would reasonably be expected to have a detrimental effect on the other Party or its Affiliates, any and all confidential and proprietary disclosed by either party in connection with the Transition Services and the transactions contemplated hereby. Any and all confidential and proprietary information disclosed by either Party will remain the sole property of the disclosing party and the other party shall have no interest or rights with repsect to such confidential and proprietary information. The foregoing will not preclude either Party or its Affiliates from (a) disclosing such confidential or proprietary information if compelled to disclose the same by judicial or administrative process or by other Law (subject to the following provisions of this Section 12(m)), (b) discussing or using such confidential or proprietary information if the same hereafter is in the public domain (other than as a result of a breach of this Section 12(m)) or (c) discussing or using such confidential or proprietary information if the same is acquired from a Person that is not known to such Party or its Affiliates to be under an obligation to keep such information confidential. If either Party or its Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential or proprietary information, such Party will use reasonable efforts to promptly notify the other Party of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12(m). If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, the Party required to make such disclosure or its Affiliate may, without liability hereunder, disclose that portion of such information which it believes in good faith it is legally required to disclose.
               (n) Expenses. Except as otherwise specified in this Agreement, each of the Parent and the Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated. In the event of any litigation arising out of this Agreement, except as provided in Section 11 with respect to any arbitration action, the losing Party shall pay to the prevailing Party all costs and expenses, including reasonable attorneys’ fees and costs, in connection with such litigation.
               (o) Extension of Time; Waiver. The Parties may extend the time for performance of or waive compliance with, any of the covenants, agreements or conditions of the other Party to this Agreement, and may waive any breach of such other Party. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party against which it is sought to be enforced. No failure on the part of any Party to exercise, or any delay in exercising any right hereunder, will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.
               (p) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement on the date first written above.

SELLER

ANTEON CORPORATION

By:
Name:
Title:

PARENT

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

Appendix A
     Seller Transition Manager:     Pat Dawson; 703-246-0387; hdawson@anteon.com
     Buyer Transition Manager:     Patty Weaver; 703-269-3481; pweaver@alionscience.com

			Alion	Anteon
			Transition	Transition
Service	Scope of Services		Coordinator	Coordinator	Term
IT	Assistance related to:		Mark Ives	Jim Knapp	(a)	July 7
	(a)	Software Support	703-918-4496		(b)	August 31
	(b)	IT Technical Support		860-444-2532	(c)	July 7
	(c)	Financial System			(d)	July 7
		Technical Support			(e)	August 31
	(d)	Financial Servers		703-246-0736	(f)	August 31
	(e)	Data Circuits, Services and Data
	(f)	Telephone Circuits

Financial	Assistance related to:		Jim Lamantia	Marty Kee	(a)	Through Novation
	(a)	Billing/invoicing and collections support; execution of agency agreement for invoicing	703-269-3484	703-246-0958 and Kathy Conlon 703-277-3021	(b) (c) (d)	Through Novation September 30 Dec 31
	(b)	Accounts Payable support			(e)	July 7
	(c)	Financial information and support necessary to prepare post closing audited financials			(f) (g) (h)	July 7 July 7 July 7
	(d)	Assistance to Alion outside auditors			(i)	September 30
	(e)	Job costing in Anteon System
	(f)	Time reporting
	(g)	Conversion of Data from Anteon Deltek System to JAMIS System
	(h)	Other activities involving access to systems and facilities to analyze, validate, map and transfer financial, contract, HR and other data
	(i)	Providing data for financial and accounting issues

			Alion	Anteon
			Transition	Transition
Service	Scope of Services		Coordinator	Coordinator	Term
related to a contract

Security Clearances	Assistance in transferring FCLs and accreditation of NJ Avenue SCIF to Alion; assistance with coordinating with DSS reps		Theresa Chonoski 703-918-4491	Bill Gunst 703-246-0712	July 31

Export	Assistance in transferring/novating one TAA		Jesse Watters 703-269-3450	Bill Gunst 703-246-0712	Through DTC Novation

IP	Assistance related to:		Mark Oakes	Arleigh Closser	(a)	July 31
	(a)	Training and support on Purchased and Licensed IP	703-933-6687	703-277-3026	(b)	July 7
	(b)	License/sublicense agreements IAW APA

Facilities	Assistance related to:		Maria Rangel	Henry White	(a)	July 31
	(a)	Execution of subleases or use agreements for Alion pending assignments	312-567-4725	703-246-0435	(b) (c)	August 31 Through Completion
	(b)	Co-location agreements for Anteon employees remaining at locations assumed by Alion
	(c)	Consents for assignment of leases not received pre closing

Contracts	Assistance related to:		Phyllis Turvey	Robert Toth	(a)	Dec 31
and Subcontracts	(a)	Pending contract close out issues	703-269-3437	703-246-0381	(b)	July 7
	(b)	Transfer of contract files and related consulting services			(c) (d)	Through Novation August 31
	(c)	Novation of prime government contracts			(e)	August 31—
	(d)	Support on outstanding contract and task order proposals
	(e)	General contract consulting services (which will not be

			Alion	Anteon
			Transition	Transition
Service	Scope of Services		Coordinator	Coordinator	Term
greater than 20 hours during the term)

Procurement	Assistance related to:		Renee Butz	Kevin Cropp	(a)	July 7
	(a)	Transfer of procurement files and related consulting services	312-567-4009	703-246-0579	(b) (c)	August 31 Through Novation and Assignment
	(b)	Transfer of vendor purchase orders
	(c)	Purchase Order management issues, including assistance in processing mods, terminations, extensions, etc.

HR	Assistance related to:		Kathy Madaleno	Kerry Ross	(a)	August 31
	(a)	General HR consulting;	703-269-3487	703-246-0283	(b)	Sept 30
	(b)	Benefits/Retirement support;			(c)	July 7
	(c)	PeopleSoft Migration			(d)	Dec 31
	(d)	Outstanding Medical Claims			(e)	August 31
	(e)	Payroll issues			(f)	July 7
	(f)	Access to employees for employment transition, training and orientation

Legal	Transition of files and factual information related to pending legal and regulatory issues		Jesse Watters 703-269-3450	Arleigh Closser 703-277-3026	August 31

EXHIBIT F
INTELLECTUAL PROPERTY ASSIGNMENT
     This Intellectual Property Assignment is entered into this ___th day of                     , 2006 by and among Anteon Corporation, a Virginia corporation (hereafter “Assignor”), and Alion Science and Technology Corporation, a Delaware corporation (the “Parent”) and Alion Technical Services Corporation, a wholly owned subsidiary of the Parent (hereafter referred to with Parent as “Assignee”).
     WHEREAS, Assignee and Assignor are parties to that certain Asset Purchase Agreement dated                                         , 2006 (the “Asset Purchase Agreement”) (initially capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Asset Purchase Agreement); and
     WHEREAS, the execution and delivery of this Intellectual Property Assignment by Assignor is a condition precedent to Assignee’s obligation to close the transactions contemplated under the Asset Purchase Agreement, subject to the terms and conditions set forth therein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Assignor assigns to Assignee, and Assignee hereby accepts such assignment of, Assignor’s entire right, title and interest in and to all of the Purchased IP (as set forth in Section 2.2(a)(v) of the Asset Purchase Agreement), together with all rights to damages and payments for past, present or future infringements or misappropriations associated with the Purchased IP.
     2. The rights, title and interest assigned under Section 1 above shall be for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made.
     3. This Intellectual Property Assignment, together with the Asset Purchase Agreement and all documents executed in connection with the Asset Purchase Agreement, constitutes the entire agreement and understanding between and among the parties hereto with respect to the matters set forth herein, and supersedes and replaces any prior agreements and understandings, whether oral or written, between and among them with respect to such matters. Notwithstanding any other provisions of this Intellectual Property Assignment to the contrary, nothing contained in this Intellectual Property Assignment shall supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or in general any of the rights and remedies, and any of the obligations and indemnifications of Assignor or Assignee set forth in the Asset Purchase Agreement nor shall this Intellectual Property Assignment expand or enlarge any remedies under the Asset Purchase Agreement including without limitation any

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limits on indemnification specified therein or exclusive remedies specified therein. This Intellectual Property Assignment is intended only to effect the transfer of certain property transferred pursuant to the Asset Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Asset Purchase Agreement.
     4. THIS INTELLECTUAL PROPERTY ASSIGNMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.
     5. This Intellectual Property Assignment may be executed by the parties herein in separate counterparts and by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts and facsimile shall together constitute one and the same instrument.
[SIGNATURE PAGE TO FOLLOW]

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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first set forth above.

-

By:	By:

Name:	Name:

Title:	Title:

[SIGNATURE PAGE TO THE INTELLECTUAL PROPERTY ASSIGNMENT]

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